Exhibit 2.1

Securities Purchase Agreement

By and among:

Tribune Publishing Company, LLC,
a Delaware limited liability company;

Virginian-Pilot Media Companies, LLC,
a Virginia limited liability company;
and
Landmark Media Enterprises, LLC,
a Virginia limited liability company.
_______________________________

Dated as of May 28, 2018

_______________________________

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE.......................................................................................	1

1.1	Agreement to Purchase and Sell............................................................................... 1

1.2	Purchase Price; Flow of Funds................................................................................. 1

1.3	Closing...................................................................................................................... 2

1.4	Closing Actions......................................................................................................... 2

1.5	Escrows..................................................................................................................... 5

1.6	Adjustments.............................................................................................................. 6

1.7	Deductions and Withholding.................................................................................... 9

1.8	Termination of Intercompany Receivables and Payables......................................... 9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.................................	9

2.1	Organization and Good Standing.............................................................................. 9

2.2	Authority and Enforceability..................................................................................... 9

2.3	No Conflicts; Consents.............................................................................................. 10

2.4	The Company Interests.............................................................................................. 11

2.5	Brokers....................................................................................................................... 11

2.6	Litigation.................................................................................................................... 11
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE COMPANY’S SUBSIDIARIES..........................................................................    11

3.1	Organization and Good Standing............................................................................... 11

3.2	Capitalization............................................................................................................. 12

3.3	Subsidiaries of the Company..................................................................................... 13

3.4	Authority and Enforceability..................................................................................... 14

3.5	No Conflicts; Consents.............................................................................................. 14

3.6	Financial Statements; No Liabilities.......................................................................... 15

3.7	Taxes.......................................................................................................................... 16

3.8	Compliance with Applicable Law; Authorizations.................................................... 18

3.9	Title and Condition of Personal Property; Inventory................................................. 18

3.10	Real Property.............................................................................................................. 19

3.11	Intellectual Property................................................................................................... 21

3.12	Absence of Certain Changes or Events...................................................................... 23

3.13	Contracts.................................................................................................................... 25

3.14	Litigation.................................................................................................................... 27

3.15	Employee Benefits..................................................................................................... 28

3.16	Labor and Employment Matters................................................................................ 30

3.17	Environmental............................................................................................................ 31

3.18	Insurance.................................................................................................................... 32

3.19	Brokers....................................................................................................................... 33

( i )

3.20	Insider Interests and Affiliated Transactions.............................................................. 33

3.21	Privacy, Data and IT Systems..................................................................................... 33

3.22	Circulation.................................................................................................................. 35

3.23	Customers................................................................................................................... 35

3.24	Suppliers..................................................................................................................... 35

3.25	Major Advertisers....................................................................................................... 35

3.26	Accounts Receivable.................................................................................................. 36

3.27	Bank Accounts; Powers of Attorney........................................................................... 36

3.28	No Other Representations or Warranties.................................................................... 36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................	36

4.1	Organization and Good Standing................................................................................ 36

4.2	Authority and Enforceability....................................................................................... 37

4.3	No Conflicts; Consents............................................................................................... 37

4.4	Litigation..................................................................................................................... 37

4.5	Purchase for Investment............................................................................................. 38

4.6	Brokers........................................................................................................................ 38

4.7	Solvency...................................................................................................................... 38

4.8	No Reliance................................................................................................................. 38

4.9	No Other Representations or Warranties..................................................................... 38

ARTICLE V COVENANTS OF PURCHASER AND SELLER..................................................	39

5.1	Further Actions and Assurances.................................................................................. 39

5.2	Public Announcements................................................................................................ 39

5.3	Confidentiality............................................................................................................. 39

5.4	Restrictions on Competition and Solicitation............................................................. 40

5.5	Required Financial Statements................................................................................... 42

5.6	Compliance with WARN Act and Similar Statutes.................................................... 42

5.7	Use of Certain Marks.................................................................................................. 42

5.8	Assistance with Mail................................................................................................... 43

ARTICLE VI EMPLOYMENT MATTERS.................................................................................	43

6.1	Employee Benefits...................................................................................................... 43

ARTICLE VII TAX MATTERS...................................................................................................	48

7.1	Tax Returns................................................................................................................. 48

7.2	Amended Tax Returns................................................................................................ 48

7.3	Payment of Taxes....................................................................................................... 48

7.4	Straddle Period........................................................................................................... 49

7.5	Transfer Taxes............................................................................................................ 49

7.6	Control of Tax Contests.............................................................................................. 49

7.7	Cooperation, Other...................................................................................................... 50

( ii )

7.8	Purchase Price Allocation, Return Filing and Tax Treatment..................................... 51

7.9	Tax Indemnity............................................................................................................. 52

ARTICLE VIII SURVIVAL; INDEMNIFICATION....................................................................	52

8.1	Survival....................................................................................................................... 52

8.2	Indemnification Obligations of Seller - Seller’s Representations and Covenants...... 53

8.3	Indemnification Obligations of Seller - The Company and the Company’s Subsidiaries Representations and Covenants.............................................................. 53

8.4	Indemnification Obligations of Purchaser.................................................................. 53

8.5	Indemnification Procedures........................................................................................ 54

8.6	Third Party Claims...................................................................................................... 54

8.7	Direct Claims.............................................................................................................. 55

8.8	Cooperation................................................................................................................ 56

8.9	Limitations................................................................................................................. 56

8.10	Characterization of Indemnification Payments........................................................... 57

8.11	Exclusive Remedies.................................................................................................... 57

8.12	Effect of Tax Benefit................................................................................................... 58

8.13	Effect of Knowledge................................................................................................... 58

8.14	Manner of Payment; Distribution of Escrow.............................................................. 58

ARTICLE IX MISCELLANEOUS PROVISIONS......................................................................	59

9.1	Notices........................................................................................................................ 59

9.2	Exhibits and Schedules............................................................................................... 60

9.3	Assignment; Successors in Interest............................................................................ 60

9.4	Interpretive Matters.................................................................................................... 60

9.5	Controlling Law; Amendment.................................................................................... 61

9.6	Consent to Jurisdiction............................................................................................... 61

9.7	Severability................................................................................................................. 62

9.8	Counterparts............................................................................................................... 62

9.9	Waiver......................................................................................................................... 62

9.10	Integration................................................................................................................... 63

9.11	Transaction Costs........................................................................................................ 63

9.12	Disclosure Schedule.................................................................................................... 63

9.13	Third-Party Beneficiaries............................................................................................ 63

9.14	Release........................................................................................................................ 63

9.15	Certain Definitions..................................................................................................... 64

( iii )

LIST OF ATTACHMENTS

Schedule 1	Company’s Subsidiaries
Schedule 1.2(c)	Flow of Funds
Schedule 1.4(a)(i)	Extinguished Indebtedness
Schedule 1.4(a)(ii)	Estimated Transaction Costs
Schedule 1.4(c)(iv)	Material Consents
Schedule 1.4(c)(vi)	Payoff Letters and Released Encumbrances
Schedule 1.6(a)	Sample Net Working Capital Calculation
Schedule 1.6(a)(i)	Estimated Closing Statement
Schedule 6.1(b)	Form of Severance Plan
Schedule 6.1(c)	Form of Stay Bonus Agreement
Schedule 7.8(a)	Allocation Methodology
Schedule 9.15X

LIST OF EXHIBITS

Exhibit A	Assignment of Membership Interests
Exhibit B	Indemnity Escrow Agreement
Exhibit C	Stay Bonus Escrow Agreement
Exhibit D	Transition Services Agreement

LIST OF DISCLOSURE SCHEDULES

Seller Disclosure Schedule

( iv )

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2018 is made and entered into by and among Tribune Publishing Company, LLC, a Delaware limited liability company (“Purchaser”); Virginian-Pilot Media Companies, LLC, a Virginia limited liability company (the “Company”); and Landmark Media Enterprises, LLC, a Virginia limited liability company (“Seller”). Purchaser, the Company and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.15.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (the “Company Interests”);
WHEREAS, the Company owns all of the issued and outstanding membership interests of each of the entities listed on Schedule 1 to this Agreement (collectively, the “Company’s Subsidiaries”);
WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Company Interests; and
WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of the Parties have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1    Agreement To Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and take delivery from Seller of, the Company Interests, free and clear of all Liens for the Purchase Price.
1.2    Purchase Price, Flow Of Funds.
(a)Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid to Seller for the Company Interests at the Closing shall be an amount equal to the sum, without duplication, of the following (which in the case of clauses (ii) through (v) shall be estimated at Closing, and then adjusted after Closing, in accordance with Section 1.6) (i) $34,000,000, minus (ii) the Closing Indebtedness, if any, minus (iii) the Seller Transaction

Costs, plus (iv) the Net Working Capital Excess, if any, minus (v) the Net Working Capital Deficit, if any, plus (vi) the Closing Cash Amount.
(b)At the Closing, the Aggregate Closing Cash Payment shall be delivered as contemplated by Section 1.4.
(c)The flow of funds attached as Schedule 1.2(c) (the “Flow of Funds”) sets forth: (i) the manner in which the funds are to be transferred on or after the Closing Date, in each case consistent with this Agreement and the Contemplated Transactions; (ii) the amount of the Aggregate Closing Cash Payment payable to Seller at the Closing; (iii) the Stay Bonus Escrow Amount; and (iv) the Indemnity Escrow Amount.
1.3    Closing. The consummation of the Contemplated Transactions and the other transactions that are to be consummated contemporaneously therewith (the “Closing”) shall take place electronically by exchange of .PDF copies of documents on the date hereof, or at such other time, date and place, or in such other manner, as the Parties may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” All documents and other items required to be delivered at the Closing shall be reasonably satisfactory in form and substance to the Party to which they are to be delivered, all such deliveries will be deemed to take place simultaneously, and no delivery made at the Closing will be deemed to have been consummated until all actions to be taken at the Closing have been consummated or otherwise waived. For tax and accounting purposes, the Closing of the Contemplated Transactions shall be deemed to have occurred at 11:59 p.m., Chicago, Illinois time, on the day before the Closing Date (the “Effective Time”).
1.4    Closing Actions. On the Closing Date, concurrently with the execution and delivery of this Agreement by the Parties:
(a)Closing Payment.
(i)Purchaser will deliver to Seller or Seller’s designee an amount (the “Closing Payment”) equal to the Aggregate Closing Cash Payment reduced by the Indemnity Escrow Amount (which escrow amount Purchaser will deliver or cause to be delivered to the Indemnity Escrow Agent in accordance with Section 1.5 to be held and administered pursuant to the terms and conditions of the Indemnity Escrow Agreement).
(ii)The payment of the Closing Payment will be made by Purchaser in cash by wire transfer of immediately available funds to such bank account(s) as specified in the Flow of Funds and is subject to adjustment following the Closing as provided in Section 1.6.
(b)Extinguished Indebtedness; Estimated Seller Transaction Costs. Concurrently with the actions described in Section 1.4(a), Purchaser will, on behalf of the Company, (i) pay off or cause to be paid off all of the Estimated Closing Indebtedness of the Company set forth on Schedule 1.4(b)(i) (the “Extinguished Indebtedness”) in accordance with the Payoff Letters and (ii) pay or cause to be paid the Estimated Seller Transaction Costs set forth on Schedule 1.4(b)(ii) in accordance with invoices provided therefor; provided that, (A) in the case of any such

Estimated Seller Transaction Cost that is payable to an employee of the Company or the Company’s Subsidiaries and properly classified as wages, Purchaser may pay such amount to the Company, which shall (or cause any of the Company’s Subsidiary to) pay such amounts, less withholding Taxes, to the applicable recipient through the Company’s or the Company’s Subsidiaries’ payroll system, and (B) with respect to the portion of the Estimated Seller Transaction Costs that is payable in respect of the Stay Bonus Obligations, such portion shall be funded out of the Stay Bonus Escrow Amount, which amount Purchaser will deliver or cause to be delivered to the Stay Bonus Escrow Agent in accordance with Section 1.5 to be held and administered pursuant to the terms and conditions of the Stay Bonus Escrow Agreement.
(c)The Company’s Closing Deliveries. The Company shall deliver, or cause to be delivered, to Purchaser the following:
(i)a certificate, duly executed by the Secretary of the Company, dated the Closing Date, (A) that no amendments have been adopted in respect of the Organizational Documents of the Company or any of the Company’s Subsidiaries, in each case, attached to the certificate, (B) that the resolutions attached to the certificate have been duly adopted by Seller (in its capacity of the sole member of the Company) and by the managers or directors of the Company evidencing the taking of all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement, the other Company Ancillary Documents and the Company Closing Documents and the consummation of the Contemplated Transactions and (C) identifying the name and title and bearing the signatures of the officers of the Company authorized to execute this Agreement, the other Company Ancillary Documents and the Company Closing Documents;
(ii)the Estimated Closing Statement;
(iii)the organizational record books and minute books of the Company and each of the Company’s Subsidiaries;
(iv)copies of the consents identified in Schedule 1.4(c)(iv) (the “Material Consents”) which have been obtained in form and substance satisfactory to Purchaser and are in full force and effect;
(v)certificates of fact or good standing, dated within ten (10) Business Days of the Closing Date, for the Company and each of the Company’s Subsidiaries, in each case, issued by the Secretary of State or other applicable authority of their respective states of formation or organization, and certificates of good standing or fact, dated within ten (10) Business Days of the Closing Date, for the Company and each of the Company’s Subsidiaries issued by the Secretary of State or other applicable authority of any other jurisdiction in which each is qualified to do business;
(vi)(A) the payoff letters from the creditors, if any, listed on Schedule 1.4(c)(vi) (the “Payoff Letters”) with respect to the payoff of the Extinguished Indebtedness and release of the Liens of the Company or the Company’s Subsidiaries set forth on Schedule 1.4(c)(vi) (the “Released Encumbrances”) for the release of the Released Encumbrances upon the payment by Purchaser of the amounts set forth in the Payoff Letters and (B) all instruments and documents (in customary form) necessary to release any and all Released Encumbrances;
(vii)duly signed resignations, effective immediately upon the Closing, of all directors or managers of their positions as directors or managers (and, if requested by Purchaser in writing prior to the Closing, of all officers, or any of them, of their positions as officers) of the Company and each of the Company’s Subsidiaries; provided that no such resignation by any individual shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed; and
(viii)such other documents as are required pursuant to this Agreement or as may reasonably be requested by Purchaser or its counsel.
(d)Seller’s Closing Deliveries. Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)a certificate, duly executed by the Secretary of Seller, dated the Closing Date, (A) that no amendments have been adopted in respect of the Organizational Documents of Seller attached to the certificate, (B) that the resolutions attached to the certificate have been duly adopted by the directors of Seller evidencing the taking of all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement, the other Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents and the consummation of the Contemplated Transactions and (C) identifying the name and title and bearing the signatures of the officers of Seller authorized to execute this Agreement, the other Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents;
(ii)an Assignment of Membership Interests in respect of the assignment of the Company Interests in the form of Exhibit A attached hereto (the “Assignment of Membership Interests”), duly executed by Seller;
(iii)the Indemnity Escrow Agreement in the form of Exhibit B attached hereto (the “Indemnity Escrow Agreement”), duly executed by Seller and the Indemnity Escrow Agent;
(iv)the Stay Bonus Escrow Agreement in the form of Exhibit C attached hereto (the “Stay Bonus Escrow Agreement”), duly executed by Seller, the Company and the Stay Bonus Escrow Agent;
(v)the Flow of Funds, duly executed by Seller;
(vi)a certificate to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code or that the transactions contemplated herein are otherwise exempt from withholding under Section 1445 of the Code, in form and substance as required under the applicable Treasury Regulations;
(vii)the Transition Services Agreement in the form of Exhibit D attached hereto (the “Transition Services Agreement”), duly executed by Seller; and

(viii)such other documents as are required pursuant to this Agreement or as may reasonably be requested by Purchaser or its counsel.
(e)Purchaser’s Closing Deliveries. Purchaser shall deliver, or cause to be delivered, to or for the benefit of Seller or the Stay Bonus Escrow Agent or the Indemnity Escrow Agent, as the case may be, the following:
(i)a certificate, duly executed by an officer of Purchaser, dated the Closing Date, (A) that no amendments have been adopted in respect of the Organizational Documents of Purchaser attached to the certificate, (B) that the resolutions attached to the certificate have been duly adopted by the sole member of Purchaser evidencing the taking of all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Closing Documents to which Purchaser is a party and the consummation of the Contemplated Transactions and (C) identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute this Agreement and the Purchaser Closing Documents;
(ii)the Assignment of Membership Interests, duly executed by Purchaser;
(iii)the Stay Bonus Escrow Agreement, duly executed by Purchaser, together with the Stay Bonus Escrow Agreement to be held in the Stay Bonus Escrow Account as more fully set forth in Section 1.5.
(iv)the Indemnity Escrow Agreement, duly executed by Purchaser, together with the Indemnity Escrow Amount to be held in the Indemnity Escrow Account as more fully set forth in Section 1.5;
(v)the Closing Payment in accordance with Section 1.4(a);
(vi)the payment on behalf of the Company of the amounts set forth in the Payoff Letters, in each case in accordance with the terms and conditions of the Payoff Letters, as contemplated by Section 1.4(b);
(vii)the payment of the Estimated Seller Transaction Costs on behalf of the Company and Seller, in each case in accordance with the invoices therefor, as contemplated by Section 1.4(b);
(viii)the Transition Services Agreement, duly executed by Purchaser;and
(ix)such other documents as are required pursuant to this Agreement or as may reasonably be requested by Seller or its counsel.
1.5    Escrows.
(a)Not later than one (1) Business Day following the Closing Date, Purchaser will deliver or cause to be delivered the Stay Bonus Escrow Amount to the Stay Bonus Escrow Agent to held and administered by the Stay Bonus Escrow Agent pursuant to the terms of the Stay

Bonus Escrow Agreement. The payment of the Stay Bonus Escrow Amount will be made in cash by wire transfer of immediately available funds to such account(s) as shall be designated in writing by the Stay Bonus Escrow Agent prior to the date of this Agreement.
(b)Not later than one (1) Business Day following the Closing Date, Purchaser will deliver or cause to be delivered the Indemnity Escrow Amount to the Indemnity Escrow Agent to held and administered by the Indemnity Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement. The payment of the Indemnity Escrow Amount will be made in cash by wire transfer of immediately available funds to such account(s) as shall be designated in writing by the Indemnity Escrow Agent prior to the date of this Agreement.
(c)The Indemnity Escrow Amount is to be administered by the Indemnity Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement. The Indemnity Escrow Amount will secure the obligations of Seller under Article VIII.
(d)The Indemnity Escrow Amount shall be held for a period of eighteen (18) months after the Closing Date (which period is subject to extension as provided for in the Indemnity Escrow Agreement for pending claims, as defined in the Indemnity Escrow Agreement) to secure the obligations of Seller under Article VIII of this Agreement (the “Escrow Period”). From time to time during the Escrow Period and upon the expiration of the Escrow Period, the Escrow Agent shall disburse funds from the Escrow Account in accordance with the terms of the Indemnity Escrow Agreement. Following the Escrow Period, Purchaser and Seller will instruct the Escrow Agent to release from the Escrow Account the portion of the Escrow Amount then remaining in the Escrow Account that is not subject to a Pending Claim.
1.6    Adjustments.
(a)Closing Calculations. Schedule 1.6(a)(i) attached hereto sets forth as of the Effective Time (without giving effect to the Contemplated Transactions) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s good faith estimates of each of the following:
(i)the Net Working Capital of the Company and the Company’s Subsidiaries as of the Effective Time (the “Estimated Net Working Capital Amount”);
(ii)the amount by which the Estimated Net Working Capital Amount is less than or greater than the Net Working Capital Target (the “Estimated Net Working Capital Deficit” or the “Estimated Net Working Capital Excess”, as applicable);
(iii)the Closing Indebtedness (the “Estimated Closing Indebtedness”);
(iv)the Seller Transaction Costs (of the Seller, the Company and the Company’s Subsidiaries which have been incurred but not paid prior to the Closing) (the “Estimated Seller Transaction Costs”); and
(v)the Closing Cash Amount (the “Estimated Closing Cash Amount”).

An example of the calculation of the Estimated Net Working Capital Amount as if the Closing Date were April 30, 2018 is set forth on Schedule 1.6(a). The “Aggregate Closing Cash Payment” is the amount derived by calculating the Purchase Price under Section 1.2 using the $34,000,000 base amount and the amounts described in clauses (ii) through (v) above as estimates for the Closing Indebtedness, the Seller Transaction Costs, the Net Working Capital Excess or Net Working Capital Deficit, as applicable, and the Closing Cash Amount.
(b)Post-Closing Calculations.
(i)No later than ninety (90) days following the Closing Date, Purchaser will prepare and deliver or cause to be prepared and delivered, to Seller (with the cooperation of the Company’s management and employees as described below) a statement (the “Closing Adjustment Statement”) setting forth Purchaser’s good faith calculation of (A) the Net Working Capital Amount of the Company and the Company’s Subsidiaries in a presentation consistent with Schedule 1.6(a) (the “Proposed Net Working Capital Amount”); (B) the Net Working Capital Deficit or Net Working Capital Excess (the “Proposed Net Working Capital Deficit” or the “Proposed Net Working Capital Excess,” as applicable); (C) the Closing Indebtedness (the “Proposed Closing Indebtedness”); (D) the Seller Transaction Costs (the “Proposed Seller Transaction Costs”); (E) the Closing Cash (the “Proposed Closing Cash Amount”); and (F) an unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries (the “Closing Date Balance Sheet”), each as of the Effective Time. The Closing Date Balance Sheet shall be unaudited and prepared using the books and records of the Company and in accordance with GAAP, applied in a manner consistent with the preparation of the 2017 Balance Sheet, and the Closing Adjustment Statement shall be prepared using the Closing Date Balance Sheet and in accordance with the relevant definitions herein and the illustrative calculation of Net Working Capital Amount set forth in Section 1.6(a) of the Seller Disclosure Schedule.
(ii)Purchaser and the Company will (A) provide Seller and its representatives with reasonable access to the books, records and documents underlying the preparation of the Closing Adjustment Statement, along with, upon reasonable prior notice, reasonable access to those members of management and employees of Purchaser and the Company who participated in the preparation of the Closing Adjustment Statement, each of whom shall cooperate with Seller as reasonably requested; and (B) use commercially reasonable efforts to cause their respective internal accountants and their respective independent registered public accountants (subject to confidentiality agreements reasonably acceptable to Purchaser and the Company and their respective independent registered public accountants) to provide copies of their work papers underlying the calculation of the Proposed Net Working Capital Amount, the Proposed Closing Indebtedness, the Proposed Transaction Costs and the Proposed Closing Cash Amount and the preparation of the Closing Date Balance Sheet.
(iii)In the event Seller disputes the correctness of any item in the Closing Adjustment Statement, Seller will notify Purchaser in writing of Seller’s objections within forty-five (45) days after receipt of the Closing Adjustment Statement and will set forth, in writing and in reasonable detail, the amount of such objections and the reasons for such objections (the “Notice of Objection”). To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Purchaser’s calculation of all amounts and items contained in the Closing

Adjustment Statement, and no Party may thereafter dispute any item or amount not set forth in the Notice of Objection. If Seller fails to deliver the Notice of Objection within such forty-five (45)-day period, Seller shall be deemed to have accepted the Closing Adjustment Statement, the Proposed Net Working Capital Amount, the Proposed Net Working Capital Deficit, the Proposed Net Working Capital Excess, the Proposed Closing Indebtedness, the Proposed Seller Transaction Costs and the Proposed Closing Cash Amount set forth in the Closing Adjustment Statement and the same shall be deemed final and binding upon the Parties. Purchaser and Seller shall endeavor in good faith to resolve any disputed matters within twenty (20) days after Purchaser’s receipt of the Notice of Objection. If Purchaser and Seller are unable to resolve the disputed matters during such twenty (20)-day period, Purchaser and Seller will engage Deloitte LLP (the “Independent Accountant”), functioning solely as an expert in accounting and not as an arbitrator, to resolve the matters in dispute (in a manner consistent with this Section 1.6(b)) which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters to the Independent Accountant. The determination of the Independent Accountant in respect of the correctness of each matter remaining in dispute shall, absent manifest error (including manifest disregard of the terms of this Agreement or their engagement), be conclusive and binding on Purchaser and Seller; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item claimed by either Purchaser, on the one hand, or Seller on the other hand. The costs and expenses of the Independent Accountant shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to such Party bears to the amount actually contested by such Party, as determined by the Independent Accountant. Each Party shall execute a reasonably acceptable engagement letter, if requested to do so by the Independent Accountant. The Net Working Capital Amount, the Net Working Capital Deficit, the Net Working Capital Excess, the Closing Indebtedness, the Seller Transaction Costs and the Closing Cash Amount, as finally determined pursuant to this Section 1.6(b)(iii) (whether by failure of Seller to deliver the Notice of Objection, by agreement of Purchaser and Seller, or by determination of the Independent Accountant), shall be referred to herein as the “Final Net Working Capital Amount,” the “Final Net Working Capital Deficit,” the “Final Net Working Capital Excess,” the “Final Closing Indebtedness,” the “Final Seller Transaction Costs” and the “Final Closing Cash Amount,” respectively.
(c)Following the process set forth in Section 1.6(b), if the Aggregate Closing Cash Payment is less than the Final Purchase Price (such difference, the “Purchase Price Deficit”), then Purchaser will pay (or cause to be paid) to Seller the Purchase Price Deficit. Any amounts payable hereunder will be paid no later than five (5) Business Days following determination of the Final Purchase Price pursuant to Section 1.6(b)(iii) and will be paid by Purchaser in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Seller at least three (3) Business Days prior to the payment date.
(d)Following the process set forth in Section 1.6(b), if the Aggregate Closing Cash Payment is greater than the Final Purchase Price (such difference, the “Purchase Price Excess”), Seller will pay (or cause to be paid) to Purchaser the Purchase Price Excess. Any amounts payable hereunder will be paid no later than five (5) Business Days following determination of the

Final Purchase Price and will be paid by Seller in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Purchaser at least three (3) Business Days prior to the payment date.
1.7    Deductions And Withholding. After providing Seller with notice of the prospect of withholding (other than for amounts treated as wages for income Tax purposes) and cooperating in good faith with Seller to reduce or eliminate any withholding, Purchaser shall be entitled to deduct and withhold (or have deducted and withheld) from the consideration otherwise payable hereunder, such amounts of the Final Purchase Price as are required to be deducted and withheld with respect to the making of such payment under the Code, or any Applicable Law relating to Taxes. To the extent that amounts are so withheld and amounts are paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.8    Termination Of Intercompany Receivables and Payables. Prior to the Closing, Seller shall have, and shall have caused its Affiliates, the Company and the Company’s Subsidiaries to, effective as of the Closing Date, execute and deliver such payments, releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution or cash settlement or as otherwise determined by Seller in its sole discretion), all Intercompany Payables and Intercompany Receivables, as well as all other arrangements, commitments, Contracts or loans, other than the Continuing Arrangements, between the Company and the Company’s Subsidiaries, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company and the Company’s Subsidiaries), on the other hand, with all future performance and payment obligations under or in respect thereof fully satisfied and released as of and on the Closing Date; provided that some or all of the foregoing may be implemented through book entries.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Purchaser to enter into this Agreement and consummate the Contemplated Transactions, and subject to the exceptions set forth in the Seller Disclosure Schedule (applied in accordance with Section 9.12), Seller hereby represents and warrants to Purchaser as of the Closing Date as follows.
2.1    Organization And Good Standing. Seller is a limited liability company duly organized and validly existing under laws of the Commonwealth of Virginia, has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which the nature of the property it owns or leases or the conduct of its business would require such qualification, except where the failure to be so qualified would not materially impair the ability of Seller to perform its obligations under this Agreement. On the date hereof, Seller has assets and properties in excess of $100,000,000.
2.2    Authority And Enforceability. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Seller Ancillary Documents to which Seller is a party and any other certificate, agreement, document or other instrument that this Agreement requires to be executed by Seller and delivered to Purchaser in connection with the Contemplated Transactions (the “Seller’s Closing Documents”) and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement, the Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents and the consummation of the Contemplated Transactions by Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, as of the Closing, the Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents will have been duly executed and delivered by Seller. This Agreement, assuming that this Agreement is a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms and the Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents, assuming that the Seller Ancillary Documents to which Seller is a party and the Seller’s Closing Documents are a valid and binding obligation of the other parties thereto, are or, when executed and delivered, shall constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, in each case except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws relating to creditors’ rights generally; or (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
2.3    No Conflicts; Consents.
(a)The execution, delivery and performance by Seller of this Agreement and each of the Seller Ancillary Documents to which Seller is a party do not, and the consummation of the Contemplated Transactions by Seller will not: (i) violate, breach, conflict with or constitute an event of default (or an event which with written notice, lapse of time or both could constitute a default) under, result in the acceleration of, create in any other Person the right to accelerate, terminate, modify or cancel or require any notice under any material Contract or Authorization to which Seller is party; (ii) result in the creation of any Liens, other than Liens created by Purchaser, upon the Company Interests; or (iii) violate any Applicable Law to which Seller is subject and which would reasonably be expected to impair the ability of Seller to perform its obligations under this Agreement or any of the Seller Ancillary Documents to which Seller is a party.
(b)No Authorization or Order of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or any of the Seller Ancillary Documents to which Seller is a party and the consummation of the Contemplated Transactions, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) that may be applicable as a result of matters specifically related to Purchaser or its Affiliates, or (ii) the failure to obtain which would not be reasonably expected to, and would not, materially impair or delay the ability of Seller to perform Seller’s obligations under this Agreement or the Seller Ancillary Documents to which Seller is a party or to consummate the Contemplated Transactions.

2.4    The Company Interests.
(a)Seller has good and valid title to the Company Interests to be sold by Seller, free and clear of all Liens other than any restrictions on transfer under applicable securities laws. Except for the Company Interests, Seller does not own any securities of the Company or any of the Company’s Subsidiaries or any options, warrants or rights to purchase any equity or debt securities of the Company or any of the Company’s Subsidiaries or any securities convertible into or exchangeable for equity securities of the Company or any of the Company’s Subsidiaries. Other than pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person or entity to acquire any of the Company Interests.
(b)Seller is not party to (i) any voting agreement, voting trust, registration rights agreement, limited liability company agreement (other than the Company’s operating agreement) or other similar agreement or arrangement with respect to the equity securities of the Company or any of the Company’s Subsidiaries or (ii) any Contract obligating Seller to vote or dispose of any securities of, or other equity or voting interests in, the Company or any of the Company’s Subsidiaries or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Company Interests, other than as provided in Section 3.2(c) of the Seller Disclosure Schedule.
2.5    Brokers. Except as set forth in Section 2.5 of the Seller Disclosure Schedule (which fee shall be Seller’s responsibility as a Seller Transaction Cost), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller, the Company or any of the Company’s Subsidiaries.
2.6    Litigation. There is no Action pending or threatened in writing against Seller, the Company or any of the Company’s Subsidiaries (a) which challenges or seeks to enjoin, alter or materially delay the consummation of the Contemplated Transactions or (b) which would reasonably be expected to materially impair the ability of Seller, the Company or any of the Company’s Subsidiaries to perform its obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND THE COMPANY’S SUBSIDIARIES
As a material inducement to Purchaser to enter into this Agreement and consummate the Contemplated Transactions, and subject to the exceptions set forth in the Seller Disclosure Schedule (applied in accordance with Section 9.12), each of Seller and the Company hereby, jointly and severally, represents and warrants to Purchaser as of the Closing Date (except to the extent made only as of a different specified date, in which case, as of such date) as follows:
3.1    Organization And Good Standing. The Company is a limited liability company duly formed and validly existing under the laws of the Commonwealth of Virginia, and has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of the property it owns or leases or the conduct of its business would require such qualification, except where the failure to be so qualified would not reasonably be expected to, and would not, have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule lists all such jurisdictions in which the Company is so qualified. The Company has made available to Purchaser true and correct copies of the Company’s Organizational Documents. The Company is not in default under or in violation of any of its Organizational Documents.
3.2    Capitalization.
(a)The authorized equity securities of the Company consist solely of the Company Interests. Seller is the beneficial owner and holder of record of all of the Company Interests. The Company Interests are duly authorized and validly issued, and none of the Company Interests were issued in violation of any applicable federal or state securities laws or any other Applicable Law or in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights.
(b)Other than as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no outstanding (i) subscriptions, options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require or obligate the Company, on a contingent basis or otherwise, to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase, retire or redeem, any equity interest in the Company or any interest therein; or (ii) restricted membership interests, profit interests, appreciation rights, phantom interests, profit participation rights or similar rights with respect to the Company.
(c)Except as set forth in Section 3.2(c) of the Seller Disclosure Schedule, there are no Contracts to which the Company or any other Person is a party with respect to (i) the voting of any equity securities of the Company (including any proxy or manager nomination rights); or (ii) the transfer of any equity interests in the Company (including any preemptive right, right of first offer, right of first refusal, participation right, “take along” right or similar right).
(d)Neither the Company nor Seller has any obligation, absolute or contingent, to any other Person to sell or issue any equity interest or other security in the Company or any of the Company’s Subsidiaries, or any of the Company’s or the Company’s Subsidiaries’ respective businesses or assets, or to effect any merger, consolidation, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries, or to enter into any Contract with respect thereto.
(e)The minute books of the Company contain copies of all material consents in writing and resolutions adopted or approved by the Company’s member or board of directors since its organization.

3.3    Subsidiaries Of The Company.
(a)Each of the Company’s Subsidiaries is a limited liability company or corporation duly formed or organized, validly existing, where such concept is recognized under Applicable Law, and in good standing under the laws of the jurisdiction of its formation or organization, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the property it owns or leases or the conduct of its business would require such qualification, except where the failure to be so qualified would not and would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser true and correct copies of the Organizational Documents of the Company and each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in default under or in violation of any of its Organizational Documents. Section 3.3(a) of the Seller Disclosure Schedule contains a true and complete list of each of the Company’s Subsidiaries and sets forth, with respect to each such Subsidiary, the jurisdiction of its formation or organization, the jurisdictions in which such Subsidiary is qualified to do business as a foreign entity, the authorized and outstanding membership interests in or capital stock of such Subsidiary, and the owner(s) of record of such outstanding membership interests and capital stock.
(b)All of the outstanding membership interests or shares of capital stock of the Subsidiaries of the Company, as applicable (collectively, the “Subsidiary Securities”), are duly authorized and validly issued and, if and as applicable, fully paid and non-assessable. Except as identified in Section 3.3(a) of the Seller Disclosure Schedule, the Company holds of record and owns beneficially all of the Subsidiary Securities. Other than as set forth in Section 3.3(b) of the Seller Disclosure Schedule, none of the Company’s Subsidiaries (i) has outstanding (A) any membership interests or shares of capital stock, (B) securities of the Subsidiary convertible into or exchangeable for membership interests in, shares of capital stock of or voting securities of the Subsidiary or (C) options or other rights to acquire from the Subsidiary, or any other obligations of the Subsidiary to issue or pay cash valued by reference to, any membership interest, capital stock, voting securities or securities convertible into or exchangeable for membership interest in or capital stock of the Subsidiary; or (ii) owns, directly or indirectly, any capital stock, partnership interest, limited liability company interest or joint venture interest in, or any security issued by, any other Person. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of the Company’s Subsidiaries is a party with respect to the transfer, voting or other rights associated with the Subsidiary Securities.
(c)Other than the Subsidiary Securities, the Company does not own, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of any Person.
(d)The Subsidiary Securities were not issued in violation of: (i) any preemptive or similar rights of any Person or in violation of any applicable federal or state securities laws or other Applicable Law; or (ii) any Contract to which the Company or any of the Company’s

Subsidiaries is or was a party or beneficiary or by which the company or any of the Company’s Subsidiaries or their respective properties or assets are or were subject.
(e)The minute books or other records of each of the Company’s Subsidiaries contain copies of all material consents in writing and resolutions adopted or approved by the member or board of directors of the applicable Subsidiary since its organization.
3.4    Authority And Enforceability. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Company Ancillary Documents and any other certificate, agreement, document or other instrument that this Agreement requires to be executed and delivered by the Company to Purchaser in connection with the Contemplated Transactions (the “Company Closing Documents”) and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, the Company Ancillary Documents and the Company Closing Documents, and the consummation of the Contemplated Transactions by the Company, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, as of the Closing, the Company Ancillary Documents and the Company Closing Documents will have been duly executed and delivered by the Company. This Agreement, assuming that this Agreement is a valid and binding obligation of Seller and Purchaser constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and the Company Ancillary Documents and the Company Closing Documents, assuming that the Company Ancillary Documents and the Company Closing Documents are a valid and binding obligation of the other parties thereto, are or, when executed, shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, in each case except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws relating to creditors’ rights generally; or (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
3.5    No Conflicts; Consents.
(a)Except as set forth in Section 3.5(a) of the Seller Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and, as applicable, each of the Company Ancillary Documents do not, and the consummation of the Contemplated Transactions by the Company will not: (i) violate the provisions of any Organizational Documents of the Company or any of the Company’s Subsidiaries; (ii) violate, breach, conflict with or constitute an event of default (or an event which with written notice, lapse of time or both could constitute a default) under, result in the acceleration of, create in any other Person the right to accelerate, terminate, modify or cancel or require any notice under (A) any Material Contract, (B) any Environmental Authorization or material Authorization described in Section 3.8(b), or (C) any other Contract or Authorization, except (solely with respect to this clauses (B) and (C)) for violations, breaches, conflicts or defaults as would not be, individually or in the aggregate, materially adverse to the Company and the Company’s Subsidiaries, taken as a whole; (iii) result in the creation of any Liens, other than Liens created by Purchaser, upon any of the assets owned or used by the Company or any of the Company’s Subsidiaries; or (iv) violate any Applicable Law to which the

Company or any of the Company’s Subsidiaries is subject (excluding any violation of Applicable Law that could result from matters specifically related to Purchaser or its Affiliates).
(b)No Authorization or Order of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained by the Company or the Company’s Subsidiaries in connection with the execution and delivery of this Agreement or any of the Company Ancillary Documents or any of the Company Closing Documents and the consummation of the Contemplated Transactions, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) that may be applicable as a result of matters specifically related to Purchaser or its Affiliates, or (ii) the failure to obtain which would not and would not reasonably be expected to (A) be materially adverse to the Company and the Company’s Subsidiaries, taken as a whole, or (B) materially impair or delay the ability of the Company to perform its obligations under this Agreement or, as applicable, the Company Ancillary Documents or to consummate the Contemplated Transactions.
3.6    Financial Statements; No Liabilities.
(a)True and complete copies of Seller’s unaudited financial statements of the Company and the Company’s Subsidiaries consisting of: the unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries and the related unaudited consolidated income statement of such entities for the year ended December 31, 2017 (the “Annual Financial Statements”); and the unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries and the related unaudited consolidated income statements of such entities as of and for the three (3)-month period ended March 31, 2018 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are included in Section 3.6(a)(i) of the Seller Disclosure Schedule. Except as set forth in Section 3.6(a)(ii) of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis for the periods involved and fairly present in all material respects the consolidated financial condition as of the respective dates thereof and results of operations of the Company and the Company’s Subsidiaries for the respective periods indicated; provided, however, that the Financial Statements are unaudited, lack footnotes, and are subject, in the case of the Interim Financial Statements, to normal year-end adjustments (none of which, individually or in the aggregate, are expected to be material). The unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of December 31, 2017 is referred to herein as the “2017 Balance Sheet” and the date thereof as the “2017 Balance Sheet Date” and the unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of March 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)Except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, there are no Liabilities of the Company or any of the Company’s Subsidiaries of a nature that would be required to be reflected on a consolidated balance sheet of the Company and the Company’s Subsidiaries prepared in accordance with GAAP, other than (i) Liabilities reflected or reserved against and specifically identifiable in the Interim Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, or (iii) Liabilities set forth in the Estimated Closing Statement and expressly included in the calculation of the Final Purchase Price.

3.7    Taxes. Except as set forth in Section 3.7 of the Seller Disclosure Schedule:
(a)All material Tax Returns required to be filed by or with respect to the Company, each of the Company’s Subsidiaries and the business of the Company and the Company’s Subsidiaries have been timely filed and all such Tax Returns are complete and correct in all material respects. None of the Company or the Company’s Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)All material Taxes owed by or with respect to the Company, each of the Company’s Subsidiaries and the business of the Company and the Company’s Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and each of the Company’s Subsidiaries have withheld and paid all material Taxes with respect to the Company, each of the Company’s Subsidiaries and their respective businesses and required to have been withheld and paid by them in connection with amounts paid or owing to any third party.
(c)There is no pending or threatened dispute or claim concerning any Tax Liability of the Company or any of the Company’s Subsidiaries claimed by any Taxing Authority in a writing received by the Company or any of the Company’s Subsidiaries.
(d)None of the Company or any of the Company’s Subsidiaries (i) has waived any statute of limitations in respect of Taxes, which waiver remains in effect, (ii) has agreed to any extension of time with respect to a Tax assessment or deficiency, which extension of time remains in effect, (iii) is a party to or is bound by any Tax allocation, Tax indemnity, or Tax sharing agreement, (iv) is subject to any private letter ruling of the Internal Revenue Service or any comparable rulings of any Taxing Authority, (v) has any outstanding powers of attorney with any Taxing Authority with respect to Taxes of the Company or any of the Company’s Subsidiaries, or (vi) is a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
(e)The Company is, and at all times during the last seven (7) years has been, a limited liability company with a single member that is properly treated as a disregarded entity for federal and, where applicable, state income Tax purposes. During the last seven (7) years, the Company has not made any filing with any Taxing Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes. Each of the Company’s Subsidiary is, and at all times during the last seven (7) years has been, treated as a disregarded entity for federal and, where applicable, state income Tax purposes and during that period no Company Subsidiary has made any filing with any Taxing Authority, including Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.
(f)No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns claiming that the Company or any of the Company’s Subsidiaries is subject to taxation by such jurisdiction. None of the Company or any of the Company’s Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.
(g)There are no Liens for Taxes on any of the assets of Seller or the Company or any of the Company’s Subsidiaries (other than Permitted Liens).
(h)None of the Company or any of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
(iii)installment sale or open transaction disposition made on or prior to the Closing Date;
(iv)prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or
(v)election under Section 108(i) of the Code.
(i)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company’s Subsidiaries. None of the Company or any of the Company’s Subsidiaries has received any written notices from any Taxing Authority that such a Tax proceeding is contemplated. All deficiencies asserted or assessments made as a result of any examination or Tax proceeding by any Taxing Authority of the Tax Returns of either the Company or any of the Company’s Subsidiaries have been fully paid.
(j)The Company and each of the Company’s Subsidiaries has made full and adequate provision in their Books and Records and Financial Statements for all Taxes that are not yet due and payable.
(k)None of the Company or any of the Company’s Subsidiaries has (i) any liability for the Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), Contract, assumption, transferee or successor liability, operation of law or otherwise or (ii) has not within the last seven (7) years been a member of an affiliated, consolidated, combined or unitary group for federal or state income Tax purposes.
(l)There is no material unclaimed or abandoned property or obligation of the Company or any of the Company’s Subsidiaries, including checks to vendors, customers or employees, non-refunded over payments or unclaimed subscription balances, that is escheatable as of the Closing Date to any state or municipality under any applicable escheatment laws.

3.8    Compliance With Applicable Law; Authorizations.
(a)Except for Applicable Laws relating to or attributable to tax, employee benefit, labor and employment, environmental, or privacy matters (which shall be governed exclusively by Section 3.7, Section 3.15, Section 3.16, Section 3.17, and Section 3.21, respectively), (i) each of the Company and the Company’s Subsidiaries has conducted its business since January 1, 2015, and is, in compliance with all Applicable Laws to which the business of the Company or any such Subsidiary is subject or to which their respective properties or assets is bound, except where the failure to so comply would not be, individually or in the aggregate, materially adverse to the Company and the Company’s Subsidiaries, taken as a whole; and (ii) except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, since January 1, 2015 (or prior to such time as to matters not fully resolved), neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Entity regarding a material actual, alleged or potential violation of, or failure to comply with, any Applicable Law or Order.
(b)Section 3.8(b)(i) of the Seller Disclosure Schedule sets forth a list of all material Authorizations (other than Environmental Authorizations, which are addressed in Section 3.17) held by the Company or any of the Company’s Subsidiaries. Except as disclosed in Section 3.8(b)(ii) of the Seller Disclosure Schedule, each of the Company and the Company’s Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as now conducted, except for any Authorization (i) required under Environmental and Safety Requirements (which are addressed in Section 3.17), or (ii) the failure of which to hold would not be, individually or in the aggregate, materially adverse to the Company and the Company’s Subsidiaries, taken as a whole. To the Company’s Knowledge, such Authorizations are valid and in full force and effect in all material respects. Neither the Company nor any of the Company’s Subsidiaries is in default in any material respect under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default in any material respect under, such Authorizations, which, for the avoidance of doubt, excludes any Authorization required under Environmental and Safety Requirements (which are addressed in Section 3.17). To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has received since January 1, 2015 any written notice from any Governmental Entity of any suspension, modification, revocation, cancellation or non-renewal of any such Authorization.
3.9    Title And Condition Of Personal Property; Inventory.
(a)Except as set forth in Section 3.9(a)(i) of the Seller Disclosure Schedule, the Company or one of the Company’s Subsidiaries has good and valid title to, or a valid leasehold or license interest in, the tangible personal property reflected on the 2017 Balance Sheet (other than any such tangible personal property consumed, sold or disposed of since the 2017 Balance Sheet Date in the Ordinary Course of Business) or that is otherwise used in, and material to, the conduct of the business of the Company and the Company’s Subsidiaries as presently conducted (to the extent that the Company and the Company’s Subsidiaries purport to own or hold a lease or license to use such tangible personal property), free and clear of all material Liens, other than Permitted Liens. No other Person owns any interest in such tangible personal property other than as disclosed in Section 3.9(a)(ii) of the Seller Disclosure Schedule.

(b)Except as set forth in Section 3.9(b) of the Seller Disclosure Schedule, such tangible personal property is operable, suitable for use in the Ordinary Course of Business, and, to the Company’s Knowledge, does not require any material repairs, but is subject to ordinary wear and tear and regular maintenance and repair for similar assets of like age and construction.
3.10    Real Property.
(a)Section 3.10(a)(i) of the Seller Disclosure Schedule sets forth a list of all real property owned by the Company and any of the Company’s Subsidiaries (the “Owned Real Property”), and Section 3.10(a)(ii) of the Seller Disclosure Schedule sets forth a list of all real property leased or subleased by or to the Company or any of the Company’s Subsidiaries and used in connection with the Company’s or any of the Company’s Subsidiaries’ respective businesses (the “Leased Real Property”). The Owned Real Property and the Leased Real Property are collectively referred to as the “Real Property”.
(b)Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule, with respect to each parcel of the Owned Real Property:
(i)The Company or one of the Company’s Subsidiaries has good and marketable fee simple title to such parcel of the Owned Real Property, free and clear of all Liens other than (A) encumbrances for Taxes, assessments or governmental charges or levies on such parcel of the Owned Real Property not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings; (B) leases, subleases and similar Contracts listed in Section 3.10(b)(i) of the Seller Disclosure Schedule; (C) zoning, building, land use or planning restrictions, conditions, covenants, permits, laws and regulations and other governmental or non-governmental restrictions or limitations which are not currently violated or in default in any material respect; (D) easements, rights of way, encroachments, restrictions, covenants, non-monetary Liens, encumbrances, reservations, and/or imperfections of title filed in the public records (to the Company’s Knowledge, no such matters adversely affect in any material respect the use or value of the Owned Real Property or would prevent the continued use or operation of the Owned Real Property in the manner currently operated and used by the Company and the Company’s Subsidiaries); (E) all matters disclosed or reflected on the Surveys provided no such matter adversely affect the use or value of the Owned Real Property depicted thereon; (F) statutory Liens incurred in the Ordinary Course of Business in respect of pledges or deposits under workers’ compensation laws or similar legislation that are not delinquent; and (G) statutory carrier’s, landlord’s, workmen’s, warehousemen’s, mechanic’s, laborer’s, materialmen’s or other similar Liens arising or incurred in the Ordinary Course of Business in respect of obligations secured by such Liens that are not delinquent (collectively, “Permitted Encumbrances”).
(ii)The Company has not granted any options or rights of first refusal to purchase, lease or use any parcel of the Owned Real Property or any portion thereof that remain outstanding.
(iii)To the Company’s Knowledge, the improvements on each parcel of the Owned Real Property are located within the boundary lines of such parcel of the Owned Real Property.

(iv)To the Company’s Knowledge, there are no encroachments upon any parcel of the Owned Real Property from adjacent properties nor encroachments of any improvement located on any parcel of the Owned Real Property upon adjoining land in each case that materially and adversely interfere with the present use of such parcel of the Owned Real Property in the operation of the Company’s or the applicable Subsidiary’s business as currently conducted.
(v)The Company has furnished to Purchaser complete copies of (i) any existing title insurance policies or market commitments for title insurance for each Owned Real Property in the Company’s possession or control (the “Title Materials”), and (ii) any physical surveys for each Owned Real Property in the Company’s possession or control (the “Surveys”).
(c)Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, with respect to the Leased Real Property:
(i)Each of the Contracts pursuant to which the Company or one of the Company’s Subsidiaries leases or subleases a parcel of the Leased Real Property (the “Real Property Leases”) is a legal, valid and binding obligation of the Company or one of the Company’s Subsidiaries and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company and the Company’s Subsidiaries in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and the availability of injunctive relief and other equitable remedies. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Real Property Lease by the Company or one of the Company’s Subsidiaries or, to the Company’s Knowledge, by any other party to the Real Property Leases.
(ii)The Company has made available to Purchaser a true and complete copy of every Real Property Lease.
(iii)The Company or one of the Company’s Subsidiaries (as applicable) has maintained the Leased Real Property in accordance with the requirements imposed on it under the related Real Property Lease.
(iv)No security deposit or portion thereof deposited by or on behalf of the Company or one of the Company’s Subsidiaries with a lessor or sublessor under a Real Property Lease has been applied in respect of a breach or default by the Company or one of the Company’s Subsidiaries that has not been redeposited in full.
(v)Neither the Company nor one of the Company’s Subsidiaries is currently participating in any discussions or written negotiations regarding termination of any Real Property Lease prior to the scheduled expiration of such Real Property Lease (whether by reason of a breach or alleged breach by the tenant or subtenant thereunder or otherwise).
(vi)No improvements in the Leased Real Property made by or for the benefit of the Company or one of the Company’s Subsidiaries will be required to be removed at the end of the applicable terms of the Real Property Leases, except as expressly provided in the Real Property Leases.
(d)Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule, with respect to the Real Property:
(i)The Company has not entered into any leases or subleases, licenses, occupancy or other agreements granting to any Person the right of use or occupancy of any portion of any of the parcels of the Real Property.
(ii)The Company has not received written notice of any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings (or negotiations regarding transfers in lieu thereof), or Actions relating to any parcel of the Real Property or any portion thereof that would materially and adversely affect the current use thereof.
(iii)With respect to improvements located on each parcel of the Real Property that constitute a part of the Owned Real Property or the Leased Real Property, such improvements are in operating condition, normal wear and tear excepted.
(iv)Neither the Company nor any of the Company’s Subsidiaries has received written notice of termination of any utilities used in its business as the Company or any applicable Subsidiaries presently conducts its business.
(v)Except as may be set forth in Section 3.10(d)(v) of the Seller Disclosure Schedule, the Company has not received written notice that the use of any parcel of the Real Property fails to comply with, or is in violation of, applicable zoning ordinances.
(vi)At any time within the past four (4) months, no improvements have been made on any parcel of the Real Property with materials delivered to or labor performed on such parcel of the Real Property that have not been completely paid for or which might form the basis of a mechanic’s or similar lien against such parcel of the Real Property, and neither the Company nor any of the Company’s Subsidiaries has received a copy of an affidavit of a mechanic’s or similar lien which may be filed against any parcel of the Real Property.
3.11    Intellectual Property.
(a)Neither the Company nor any of the Company’s Subsidiaries has any Registered Intellectual Property other than as set forth on Section 3.11(a) of the Seller Disclosure Schedule. All Registered Intellectual Property set forth on Section 3.11(a) of the Seller Disclosure Schedule is valid, subsisting, and, to the Company’s Knowledge, enforceable. The Company or one of the Company’s Subsidiaries is the exclusive owner of all right, title and interest in and to all Registered Intellectual Property and owns or has the valid right to use all other Intellectual Property that is used in, and material to, the conduct of the business of the Company and the Company’s Subsidiaries as presently conducted (to the extent that the Company and the Company’s Subsidiaries purport to own or hold a license to use such Intellectual Property), in each case, free and clear of all material Liens (other than Permitted Liens). To the Company’s Knowledge, the Owned Intellectual Property, along with the Intellectual Property licensed to the Company and the

Company’s Subsidiaries under any Company License or the Transition Services Agreement, constitutes all of the Intellectual Property that the Company and the Company’s Subsidiaries use for the conduct and operation of the business of the Company and the Company’s Subsidiaries as presently conducted.
(b)Neither the Company nor any of the Company’s Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Company Licenses or Third Party Licenses, except for defaults as would not be, individually or in the aggregate, materially adverse to the Company and the Company’s Subsidiaries, taken as a whole.
(c)Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, there are no claims or other Actions (including any requests for the Company or any of the Company’s Subsidiaries to take a license) that are pending or threatened in writing against the Company or any of the Company’s Subsidiaries (i) alleging that the Company or any of the Company’s Subsidiaries or the conduct of the business of the Company or any of the Company’s Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or (ii) challenging their ownership, use, validity or enforceability of any Owned Intellectual Property. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries is currently infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. (For the avoidance of doubt, the foregoing terms of this Section 3.11 constitute the sole representations and warranties with respect to noninfringement.)
(d)To the Company’s Knowledge, no Person is currently infringing, misappropriating or violating any Owned Intellectual Property.
(e)The Company and the Company’s Subsidiaries have each taken such actions as its management has determined in good faith are appropriate to protect the confidentiality of all material trade secrets and confidential information of the Company and the Company’s Subsidiaries and all trade secrets and confidential information of any Person to whom the Company or any of the Company’s Subsidiaries has a written confidentiality obligation.
(f)To the Company’s Knowledge, the computer Software, systems, servers, network equipment and other information technology systems owned, leased or licensed by the Company or any of the Company’s Subsidiaries (the “IT Systems”) are adequate and sufficient (including with respect to working condition, capacity and security) for the conduct and operation of their respective businesses in all material respects. To the Company’s Knowledge, since January 1, 2015, except as set forth in Section 3.11(f) of the Seller Disclosure Schedule, (i) there has been no material failure of any IT Systems and (ii) to the Company’s Knowledge, there has been no unauthorized access to or intrusion of any IT Systems (or any Software, information or data stored thereon). Each of the Company and the Company’s Subsidiaries has implemented such back-up and disaster recovery arrangements as management has determined in good faith are appropriate in the event of a failure of the IT Systems.
(g)To the Company’s Knowledge, the Owned Software and IT Systems are free from any material defects, bugs, viruses, errors, corruptants and any software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other similar actions, including any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the Software industry) or any other similar code.
(h)None of the source code or related materials for any Owned Software has been licensed, disclosed, or provided to, or, to the Company’s Knowledge, otherwise used or accessed by, any Person other than employees and contractors of the Company and the Company’s Subsidiaries who have a written confidentiality obligation to the Company or any of the Company’s Subsidiaries with respect thereto. The Company and the Company’s Subsidiaries are not obligated to provide to any Person the source code for any Owned Software. None of the source code or related materials for any Owned Software is in escrow or under any obligation to be deposited in escrow. No open source or “copyleft” Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Owned Software, in each case, in a manner that subjects the source code for any Owned Software or Owned Intellectual Property to any requirement or obligation to be made available, disclosed, distributed or licensed to the public (including the open source community).
(i)Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will in and of itself result in the (i) loss or impairment of any right of the Company or any of the Company’s Subsidiaries to own, use, practice or otherwise exploit any Owned Intellectual Property or Owned Software; (ii) grant of any license, right, covenant or ownership interest to any Person with respect to any Owned Intellectual Property or Owned Software; or (iii) the Company or any of the Company’s Subsidiaries being bound by, or subject to, any non-compete or other similar restriction on the operation or scope of its business.
3.12    Absence Of Certain Changes Or Events. Since the 2017 Balance Sheet Date, except as set forth in Section 3.12 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, each of the Company and the Company’s Subsidiaries has operated its business in the Ordinary Course of Business, no Material Adverse Effect has occurred, and none of the Company or any of the Company’s Subsidiaries has:
(a)accelerated, terminated, amended, modified or cancelled any Material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound;
(b)experienced or incurred any damage, destruction or loss involving at least $50,000 per occurrence (whether or not covered by insurance) to any of its assets or properties, excluding any damage, destruction or loss that results from ordinary wear and tear or that is covered by insurance;
(c)made any redemptions or repurchases in respect of the outstanding securities of their respective membership interests or other equity securities or entered into any Contract with respect to its capital stock or membership interests or other equity securities;

(d)increased or notified any director, manager, officer or employee of a proposed increase of the compensation or benefits of any such director, officer or employee, other than annual or customary increases in the Ordinary Course of Business;
(e)incurred any Indebtedness, or mortgaged, pledged or subjected any of their respective assets to any Lien or paid any principal of or interest on any Indebtedness before the required date of such payment or cancelled any Indebtedness;
(f)made any loan to, or received any loan from, any of its directors, managers, officers or employees (other than a loan under the Company’s or any of the Company’s Subsidiaries’ qualified plans) or any of their respective Affiliates;
(g)sold, leased, transferred or assigned any of its assets, tangible or intangible, for more than $50,000 individually or $150,000 in the aggregate, other than the sale of Inventory in the Ordinary Course of Business;
(h)made any capital expenditure or commitment for any capital expenditure (or series of related capital expenditures) inconsistent with the Company’s capital expenditure budget contained in Section 3.12(h) of the Seller Disclosure Schedule, or failed to make capital expenditures at levels consistent with such capital expenditures budget and past practice;
(i)made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions);
(j)delayed or postponed the payment of any accounts payable or commissions or agreed to extend the payment date of any accounts payable or commissions outside of the Ordinary Course of Business;
(k)cancelled, compromised, waived or released any rights or claims (or series of related rights or claims) involving more than $25,000 individually or $100,000 in the aggregate;
(l)granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by (or exclusively licensed to) the Company or any of the Company’s Subsidiaries outside of the Ordinary Course of Business;
(m)entered into any employment contract (excluding any such contract that is terminable at will or on notice of less than ninety (90) days) or any collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;
(n)made or pledged to make any charitable contribution for more than $25,000 individually or $100,000 in the aggregate;
(o)accelerated the collection or receipt of or discounted any account receivables (other than in accordance with customary payment terms) or maintained its Inventory at a level materially below or materially in excess of the level maintained in the Ordinary Course of Business;

(p)made a material write down or write up in the value of any material asset or investment on its Books or Records, except for depreciation and amortization as required by GAAP;
(q)issued a notice pursuant to the WARN Act or similar Applicable Law or instituted a “mass layoff” or “plant closing” as those terms are defined under the WARN Act within ninety (90) days prior to the execution of this Agreement;
(r)made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP or Applicable Law);
(s)changed or made any material Tax election, changed any Tax accounting period, adopted or changed any tax accounting method or practice, amended any material Tax Return, entered into any closing agreement regarding, or settled any material Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any material Tax, or surrendered any right to claim a material Tax refund, offset or other reduction in Tax liability; or
(t)entered into any Contract or otherwise committed to do any of the foregoing.
3.13    Contracts.
(a)Except for Contracts contemplated by this Agreement, Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of each of the following Contracts to which either the Company or one of the Company’s Subsidiaries is party or by which any of them is bound and any party thereto has any continuing rights, obligations or Liabilities; provided, however, that any Contract referred by more than one of the items set forth in this Section 3.13(a) need only be listed once in Section 3.13(a) of the Seller Disclosure Schedule:
(i)for the purchase of materials, supplies, goods, services, equipment or other assets which provides for annual payments during the fiscal year ending December 31, 2018, by the Company or any of the Company’s Subsidiaries of $100,000 or more;
(ii)for the sale by the Company or any of the Company’s Subsidiaries of materials, supplies, goods, services, equipment or other assets which is with a Major Advertiser or Material Customer;
(iii)that contains a “take or pay” provision;
(iv)for the lease of equipment that involves annual aggregate payments in excess of $100,000 during the fiscal year ending December 31, 2018;
(v)that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(vi)that restrains or limits the ability of the Company or any of the Company’s Subsidiaries to engage or compete after Closing in any manner or in any business or location or to solicit any Person to enter into a business relationship other than Contracts solely for the distribution of the Company’s or any of the Company’s Subsidiaries’ products entered into in the Ordinary Course of Business on a standard form of Contract made available to Purchaser;
(vii)that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the last three (3) years, excluding contracts made in the Ordinary Course of Business relating to acquisition of supplies and dispositions of inventory;
(viii)that is a collective bargaining Contract or other Contract with any labor organization, union or association;
(ix)for the employment or engagement of any officer or employee on a full-time, part-time, consulting or independent contractor basis, in case, providing for salary or other payments in excess of $75,000 per annum, excluding any such agreement that is terminable at will upon notice of ninety (90) days or less;
(x)that grants a “most favored customer” or similar provision;
(xi)under which the Company or any of the Company’s Subsidiaries is obligated to pay royalties, commissions or similar payments to any Person;
(xii)that establishes a joint venture, partnership, limited liability company or other similar agreement between Company or any of the Company’s Subsidiaries and any other Person involving a sharing of profits, losses, costs or Liabilities;
(xiii)for capital expenditures other than capital expenditures individually or in the aggregate of not more than $100,000;
(xiv)pursuant to which the Company or any of the Company’s Subsidiaries grants to any Person (other than an employee of the Company or the Company’s Subsidiaries) the right to market, distribute or resell any products on behalf of the Company or any of the Company’s Subsidiaries and that (1) requires the Company or any of the Company’s Subsidiaries to incur aggregate payments in excess of $100,000 during the fiscal year ending December 31, 2018, and (2) is not terminable on thirty (30) or fewer days’ notice;
(xv)any Contract (A) that cannot be terminated by the Company or the Company’s Subsidiaries on ninety (90) or fewer days’ notice without penalty or premium and (B) that provides for annual aggregate payments (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations) by the Company or any one or more of the Company’s Subsidiaries in excess of $50,000 during the fiscal year ending December 31, 2018 or any fiscal year thereafter; or
(xvi)that includes a grant of any license, sublicense, covenant not to assert or other right in (1) any material Intellectual Property of any third party to the Company or any of the Company’s Subsidiaries (such Intellectual Property, collectively, the “Company Licenses”) (but excluding any licenses of any Software that is generally commercially available and licensed to the Company or any of the Company’s Subsidiaries pursuant to standard terms and conditions), or (2) any material Owned Intellectual Property by the Company or any of the Company’s Subsidiaries to any other Person (the “Third Party Licenses”).
(b)Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, each of the Contracts listed or required to be listed in Section 3.13(a) of the Seller Disclosure Schedule, together with any material purchase orders for the sale or purchase of materials, supplies, goods, services, equipment or other assets (collectively, the “Material Contracts”) is a legal, valid and binding obligation of the Company or one of the Company’s Subsidiaries and, to the Company’s Knowledge, each other Person who or which is a party thereto and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and the availability of injunctive relief and other equitable remedies. Neither the Company nor any of the Company’s Subsidiaries, is in breach or default under any of the Material Contracts to which it is a party and, to the Company’s Knowledge, no other party to any such Material Contract is in breach or default thereunder, except in each case with respect to breaches by the Company or the Company’s Subsidiaries as would not be, individually or in the aggregate, materially adverse to the Company or the Company’s Subsidiaries, taken as a whole. To the Company’s Knowledge, no event or circumstance has occurred with respect to the Company or any of the Company’s Subsidiaries or, to the Company’s Knowledge, any other party to a Material Contract that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or cause or permit the acceleration or any other change of any material right or obligation or the loss of any material benefits thereunder. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has received from any Person, or provided to any Person, any written notice of any intention to terminate any Material Contract.
3.14    Litigation. Except as listed in Section 3.14 of the Seller Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened claim, action, litigation, suit or proceeding, at law or in equity, arbitration, audit or formal investigation by any third party or Governmental Entity (each, an “Action”) against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets. There is no pending or threatened Action by the Company or any of the Company’s Subsidiaries against any third party. There is no unsatisfied judgment or award against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets. There is no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of the Company’s Subsidiaries. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, no Order has been imposed and, to the Company’s Knowledge, no Order is threatened to be imposed on the Company or any of the Company’s Subsidiaries that is, or would be, material to their continuing operations or any of their respective properties or assets. Each of the Company and the Company’s Subsidiaries is in compliance in all material respects with each Order entered, issued or rendered by any Governmental Entity to which the Company or any of the Company’s Subsidiaries or any of their respective properties or assets is subject.

3.15    Employee Benefits.
(a)Section 3.15(a) of the Seller Disclosure Schedule lists each Benefit Plan and specifies which Benefit Plans are sponsored or maintained by the Company or any of the Company’s Subsidiaries and provides compensation or benefits exclusively to current or former employees of the Company or any of the Company’s Subsidiaries (“Acquired Company Benefit Plans”).
(b)With respect to each Benefit Plan, where applicable, the Company has made available to Purchaser copies of (i) the plan documents (including amendments and individual agreements relating thereto), (ii) the most recent summary plan description and summaries of material modifications, if any, required under ERISA, and (iii) the most recent favorable determination, opinion or advisory letter received from or issued by the Internal Revenue Service. With respect to each Acquired Company Benefit Plan, where applicable, the Company has additional made available to Purchaser of (1) the Form 5500 Annual Reports (including all schedules thereto) with all applicable attachments for the last three completed plan years for which the filing deadline has expired, (2) all related trust agreements, insurance contracts or other funding arrangements, (3) the financial statements, valuation statements, and actuarial valuation reports the past three years, and (4) all non-routine correspondence sent to or received from the Internal Revenue Service, Pension Benefit Guaranty Corporation, the U.S. Department of Labor, or any other federal or state agency regarding a Benefit Plan during the current and preceding six calendar years, including any Acquired Company Benefit Plan audit correspondence or findings.
(c)No Benefit Plan is, and none of the Company, the Company’s Subsidiaries or any Affiliate sponsors, maintains, contributes to, or has any obligation to contribute to, or has any Liability under or with respect to, any Multiemployer Plan or any Employee Pension Benefit Plan subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA, or otherwise has any Liability under Title IV of ERISA. There is no lien pursuant to ERISA Sections 303(k) or 4068 or Code Section 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of the Company or any of the Company’s Subsidiaries.
(d)There have been no nonexempt Prohibited Transactions with respect to any Benefit Plan. No Fiduciary of any Benefit Plan has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)Each Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other Applicable Laws.
(f)All contributions, premiums and other payments required to be paid to (or with respect to) each Benefit Plan on or before the Closing Date have been made on or before their respective due dates and within the applicable time period prescribed by ERISA and the Code, if any, and all obligations in respect of each Benefit Plan as of the Closing Date have been accrued and reflected in the Company’s Financial Statements to the extent required by GAAP (and to the extent not required by GAAP have been set forth in Section 3.15(f) of the Seller Disclosure Schedule).
(g)Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (each a “Qualified Plan”) is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each Qualified Plan has received a current favorable determination letter, or is subject to a current opinion or advisory letter upon which the adopting employer may rely, as to its qualification as to its qualification. Except as set forth in Section 3.15(g) of the Seller Disclosure Schedule, nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any Qualified Plan or its related trust or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System or the taking of any corrective action pursuant to such System in order to maintain the qualified status of any Qualified Plan or the exemption of its related trust.
(h)There are no audits, proceedings or non‑routine inquiries pending, or to the Company’s Knowledge, threatened by the Internal Revenue Service, Department of Labor, or any other Governmental Authority with respect to any Company Benefit Plan. Neither the Company nor any of the Company’s Subsidiaries are subject to any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA, Sections 4975 through 4980 of the Code, or Sections 4980H(a) or 4980H(b) of the Code.
(i)Each Benefit Plan that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance issued thereunder.
(j)No Acquired Company Benefit Plan provides health or life insurance or other welfare-type benefits for current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) of the Company or any of the Company’s Subsidiaries. The requirements of COBRA have been met with respect to each Benefit Plan.
(k)Except as set forth in Section 3.15(k) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the acceleration or creation of any rights of any Person to payments (including any bonus, golden parachute or severance payment) or benefits or increases in any payments or benefits or any loan forgiveness, vesting, distribution, or obligation to fund benefits, with respect to any current or former employee, director or consultant of the Company or any of the Company’s Subsidiaries (whether or not under any Company Benefit Plan).
(l)The Company and the Company’s Subsidiaries have, for purposes of each Benefit Plan, correctly classified those individuals performing services for the Company or the respective Subsidiary as common law employees, leased employees, independent contractors or agents.

(m)Except as set forth on Section 3.15(m) of the Seller Disclosure Schedule, each Contract with any investment manager, advisor or other professional, including any actuary or trustee, providing services relating to any Acquired Company Benefit Plan, is terminable by the Company or any of the Company’s Subsidiaries, as applicable, without notice and without additional cost or penalty.
(n)No payment (including payments included in Section 3.15(k) of the Seller Disclosure Schedule) that is owed or may become due to any current or former employee, director or consultant of the Company or any of the Company’s Subsidiaries will be non‑deductible to the Company and the Company’s Subsidiaries under Section 280G of the Code or subject to excise Tax under Section 4999 of the Code. None of the Company or the Company’s Subsidiaries is a party to or bound by any Tax indemnity agreement or any other agreement that will require the Company or any of the Company’s Subsidiaries to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.
3.16    Labor And Employment Matters.
(a)Section 3.16(a) of the Seller Disclosure Schedule sets forth a list of all employees of the Company and the Company’s Subsidiaries as of a date no earlier than five (5) days prior to the date of this Agreement, together with each such employee’s position, the business he or she works for, hire date, base salary or hourly wage rate and special severance rights.
(b)Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries is a party or subject to any labor organization, union, association or collective bargaining Contract. There are no labor disputes, work stoppages, requests for representation, pickets, or work slow-downs due to labor disagreements pending or, to the Company’s Knowledge, threatened against or involving the Company or any of the Company’s Subsidiaries. To the Company’s Knowledge, there is no organizing activity involving the Company or any of the Company’s Subsidiaries pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company or any of the Company’s Subsidiaries.
(c)Since January 1, 2015, the Company and the Company’s Subsidiaries have each complied in all material respects with all Applicable Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including completion and processing of Forms I-9 for all employees in accordance with Applicable Law), wages, hours, classification of persons as independent contractors or employees and as exempt or non-exempt, overtime, vacation, social benefits contributions, notice, severance pay, collective bargaining, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, the Fair Labor Standards Act, and any similar state or local “mass layoff” or “plant closing” law and the payment of social security and other Taxes, except where the failure to so comply would not be, individually or in the aggregate, materially adverse to the Company and the Company’s Subsidiaries, taken as a whole. Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries has closed any plant or facility or implemented any retirement or separation program for employees in the past three (3) years or announced any such action or program for the future or, since January 1, 2015, otherwise failed to comply in any material respect with the WARN Act or any similar Applicable Law. To the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has any material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.
(d)Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, there is no charge, complaint or petition against the Company or any of the Company’s Subsidiaries pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Occupational Safety and Health Administration or any similar state Governmental Entity for which the Company or any of the Company’s Subsidiaries has received written notice and, to the Company’s Knowledge, no such charge, complaint or petition has been threatened against the Company or any of the Company’s Subsidiaries.
(e)Except as set forth in Section 3.16(e) of the Seller Disclosure Schedule, there are no material complaints, charges or claims against the Company or any of the Company’s Subsidiaries pending or, to the Company’s Knowledge, threatened with any Governmental Entity that are based on or relate to the employment or termination of employment or failure to employ by the Company, or any of the Company’s Subsidiaries, of any individual.
3.17    Environmental. Except as set forth in Section 3.17 of the Seller Disclosure Schedule:
(a)The Company has provided or made available to Purchaser all environmental audits, environmental assessments and environmental investigation reports, in each case relating to the Company or any of the Company’s Subsidiaries or Affiliates, or any real property currently or formerly owned, leased or occupied by any of the foregoing, to the extent such audit, assessments and reports are in the possession, custody or control of the Company or one of the Company’s Subsidiaries.
(b)To the Company’s Knowledge, the Company and the Company’s Subsidiaries have each complied in all material respects with and are each in compliance in all materials respects with all applicable Environmental and Safety Requirements.
(c)To the Company’s Knowledge, the Company and the Company’s Subsidiaries have each obtained and maintained all material Authorizations required pursuant to applicable Environmental and Safety Requirements for each of their respective operations and the occupation of each parcel of the Real Property. Section 3.17(c) of the Seller Disclosure Schedule contains a complete list of all such material Authorizations (“Environmental Authorizations”).
(d)Since January 1, 2015, neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Entity or other Person regarding any actual or alleged violation of, or any Liabilities or potential Liabilities arising under, Environmental and Safety Requirements relating to the Company or one of the Company’s Subsidiaries with respect to any parcel of the Real Property or any former properties or facilities of the Company or one of the Company’s Subsidiaries, other than for matters that have been remediated in accordance with Environmental and Safety Requirements, except as would not reasonably be expected to result in the Company or any of the Company’s Subsidiaries incurring material Liabilities under applicable Environmental and Safety Requirements. Without limiting the foregoing, to the Company’s Knowledge, no Hazardous Substances are present at, on or under any parcel of the Real Property at concentrations in excess of those permitted under applicable Environmental and Safety Requirements, except as would not reasonably be expected to result in the Company or any of the Company’s Subsidiaries incurring material Liabilities under applicable Environmental and Safety Requirements.
(e)None of the Company and the Company’s Subsidiaries is subject to any effective, pending or unresolved Action or Order relating to Environmental and Safety Requirements, and no such Action or Order has been, to the Company’s Knowledge, threatened.
(f)To the Company’s Knowledge, none of the Company and the Company’s Subsidiaries has any unresolved Liability related to (i) its compliance or non-compliance with applicable Environmental and Safety Requirements or Authorizations or (ii) any property, including any parcel of the Real Property, contaminated with any Hazardous Substance.
(g)To the Company’s Knowledge, none of the Company and the Company’s Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility so as to give rise to any Liabilities under Environmental and Safety Requirements, including any Liability for investigative or remedial obligations, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, except in each such case where such Liability would not reasonably be expected to result in the Company or any of the Company’s Subsidiaries incurring material Liabilities under applicable Environmental and Safety Requirements.
(h)No underground storage tanks are located at any parcel of the Real Property.
(i)Except to the extent that such a Release would not and would not reasonably be expected to result in any Liability in excess of $100,000, to the Company’s Knowledge, there has been no Release of any Hazardous Substance at or from any parcel of the Real Property.
3.18    Insurance. Section 3.18 of the Seller Disclosure Schedule sets forth a list of each insurance policy and fidelity bond which covers the Company or any of the Company’s Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Policies”). To the Company’s Knowledge, the Policies are in full force and effect and neither the Company nor any of the Company’s Subsidiaries has received any written notice of cancellation of any of the Policies. All premiums payable with respect to the Policies have been paid as required by the terms of the Policies. During the five (5)-year period ending on the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries, after the submission of a complete application for insurance, has been denied insurance coverage, and no insurance coverage has been cancelled by any insurance carrier which provides insurance coverage to the Company or any of the Company’s Subsidiaries. There are no material claims pending under any of the Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
3.19    Brokers. Except for the obligation referenced in Section 2.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of the Company’s Subsidiaries.
3.20    Insider Interests And Affiliated Transactions. Except as set forth in Section 3.20 of the Seller Disclosure Schedule or any employment-related arrangements entered into in the Ordinary Course of Business, or as otherwise contemplated by this Agreement, no Affiliate of the Company or any of the Company’s Subsidiaries, or any current or former director, officer, member or stockholder of the Company or any of the Company’s Subsidiaries is now, or has been during the last five (5) full years and the current year to date, (a) a party to any Contract, arrangement or transaction with the Company or any the Company’s Subsidiaries resulting in any payment obligations (contingent or otherwise) of, or any payments to, the Company or any of the Company’s Subsidiaries or (b) a lender or guarantor of, or indebted to, the Company or any of the Company’s Subsidiaries. Prior to the Closing, all Intercompany Receivables of the Company and the Company’s Subsidiaries and Intercompany Payables of the Company and the Company’s Subsidiaries have been settled, paid or extinguished in their entirety.
3.21    Privacy, Data And IT Systems.
(a)Except as set forth in Section 3.21(a) of the Seller Disclosure Schedule, each Company Privacy Policy: (i) is incorporated into the applicable Company end user license agreement; and (ii) does not prohibit the transfer of User Data in connection with the Contemplated Transactions.
(b)Seller has delivered to Purchaser copies of each Company Privacy Policy that is currently in use, including any policy or notice relating to (i) the privacy and data security of any user of any Company Web Site, (ii) the collection, storage, disclosure and transfer of any User Data, or (iii) any employee information, and since January 1, 2015 such Company Privacy Policies, or versions thereof that are consistent in all material respects, have been used.
(c)Since January 1, 2015, the terms of use applicable to each user of any Company Web Site or Company Software have provided that use of such Company Web Site or Company Software constitutes consent to the Company Privacy Policy. The Company and each of the Company’s Subsidiaries uses commercially reasonable efforts to acquire, collect and use all User Data pursuant to, and in accordance with the terms of, valid and enforceable Company Privacy Policies and Applicable Laws.
(d)Since January 1, 2015, neither the Company nor any of the Company’s Subsidiaries has obtained, collected, used, shared, or disclosed any User Data in material violation or material breach of any Company Privacy Policy, Contract, or Applicable Law.

(e)To the Company’s Knowledge, the provision to Purchaser of User Data in connection with the execution, delivery or performance of this Agreement or any of the Contemplated Transactions will not result in any violation of any Company Privacy Policy, Contract, or any Applicable Law pertaining to privacy, User Data, Personal Data, data security and protection.
(f)Since January 1, 2015, the Company has used commercially reasonable efforts to comply with all requests from persons who have notified the Company in writing of their election to not receive communications or solicitations (“Opt-Out Notifications”). Seller has made available to Purchaser the opportunity to evaluate how the Company and/or the Company’s Subsidiaries use suppression lists to implement Opt-Out Notifications.
(g)To the Company’s Knowledge, all Company Data is owned by, or licensed to the Company or any one of the Company’s Subsidiaries, free and clear of all Liens (other than Permitted Liens and licenses granted pursuant to the Contracts listed in Section 3.21(g) of the Seller Disclosure Schedule). To the Company’s Knowledge, the Company and the Company’s Subsidiaries have all necessary and required rights to use and otherwise exploit the data contained in the Company Data, as necessary for the operation of their respective businesses. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Company and the Company’s Subsidiaries have complied with all Applicable Laws, Contracts, and Company Privacy Policies in the collection, use, and other exploitation of Company Data, except where such noncompliance would not be, individually or in the aggregate, materially adverse to the Company and/or the Company’s Subsidiaries.
(h)Since January 1, 2015, the Company and the Company’s Subsidiaries have not received notice of any material complaint (other than, for the avoidance of doubt, Opt-Out Notifications) from any Person in relation to the collection, use, storage, disclosure or other processing of User Data.
(i)To the Company’s Knowledge, since January 1, 2015, no Person has obtained unauthorized access to any User Data in the possession of the Company or the Company’s Subsidiaries. The Company and the Company’s Subsidiaries have used commercially reasonable efforts to comply in all material respects with (i) all Applicable Laws relating to privacy, personal data security and protection, and the collection, processing and use of Personal Data (collectively, “Privacy Laws”); (ii) the Payment Card Industry Data Security Standards (the “PCI DSS”); (iii) the Telephone Consumer Protection Act; and (iv) its own internal employee-facing and external customer-facing privacy and data security policies and guidelines. To the Company’s Knowledge, the operation of the Company’s and the Company’s Subsidiaries’ business does not violate, and has not since January 1, 2015 violated, any right to privacy or publicity of any third person in any material respect, including through the violation of any applicable Privacy Laws, the Telephone Consumer Protection Act, or the PCI DSS. To the Company’s Knowledge, since January 1, 2015, none of the Company nor any of the Company’s Subsidiaries has received any written notice, claim or demand from (i) a Governmental Authority asserting or claiming that the Company or any of the Company’s Subsidiaries has violated or has failed to comply with any Privacy Law in any material respect or (ii) any Person asserting a breach of a Company Privacy Policy or Privacy Law or seeking compensation for breach of a Privacy Law. To the Company’s Knowledge, since January 1, 2015, neither the Company nor any of the Company’s Subsidiaries has notified or has been required or obligated to notify any Person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any User Data.
3.22    Circulation. For each of the publications of the Company or any of the Company’s Subsidiaries subject to the Alliance for Audited Media (“AAM”), the circulation as reported by AAM for the fifty-two (52) week period ended December 31, 2017 is, to the Company’s Knowledge, true and correct. For each of the publications of the Company or any of the Company’s Subsidiaries subject to AAM, the information submitted by the Company and the Company’s Subsidiaries to AAM for the twelve (12) month period ended December 31, 2017 and the three (3) month period ended March 31, 2018 is true and correct in all material respects and the Company has made available to Purchaser complete copies of each report containing such information. Since January 1, 2015, all reports filed by the Company and the Company’s Subsidiaries with the United States Postal Service in connection with, and second class mail postal permits applicable to, any publication of the Company or any of the Company’s Subsidiaries were true and correct in all material respects at the time of their filing.
3.23    Customers. Section 3.23 of the Seller Disclosure Schedule sets forth a complete and accurate list of the top twenty (20) customers, other than advertisers, of the Company and the Company’s Subsidiaries, determined by sales during the fiscal year ended December 31, 2017 (collectively, the “Material Customers”). Except as set forth in Section 3.23 of the Seller Disclosure Schedule, since December 31, 2016, (a) no Material Customer has cancelled, terminated or otherwise reduced the volume of products or services it purchases from the Company or any one of the Company’s Subsidiaries and (b) to the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has received written notice that any Material Customer intends to cancel, terminate or otherwise reduce the volume of products or services it purchases from the Company or any one of the Company’s Subsidiaries.
3.24    Suppliers. Section 3.24 of the Seller Disclosure Schedule sets forth a complete and accurate list of the top twenty (20) suppliers of the Company and the Company’s Subsidiaries, determined by expenditures during the fiscal year ended December 31, 2017 (collectively, the “Material Suppliers”). Except as set forth in Section 3.24 of the Seller Disclosure Schedule, since December 31, 2016, (a) no Material Supplier has cancelled, terminated or otherwise reduced the volume of products or services it provides to the Company or any one of the Company’s Subsidiaries and (b) to the Company’s Knowledge, neither the Company nor any of the Company’s Subsidiaries has received written notice that any Material Supplier intends to cancel, terminate or otherwise reduce the volume of products or services it provides to the Company or any one of the Company’s Subsidiaries.
3.25    Major Advertisers. Section 3.25 of the Seller Disclosure Schedule lists, for the Company and each of the Company’s Subsidiaries, the names of its top twenty (20) advertisers, determined by gross revenues received by it during the fiscal year ended December 31, 2017 (collectively, the “Major Advertisers”). To the Company’s Knowledge, since December 31, 2017, neither the Company nor any of the Company’s Subsidiaries has received any notice or other communication, or any other information, indicating that any of the Major Advertisers may terminate or materially modify existing Contracts with the Company or any of the Company’s Subsidiaries, may cease dealing with the Company or any of the Company’s Subsidiaries or may otherwise materially reduce the volume of business transacted by such Major Advertiser with the Company or any of the Company’s Subsidiaries below historical levels.
3.26    Accounts Receivable. To the Company’s Knowledge, all accounts receivable of the Company and the Company’s Subsidiaries reflected on the Interim Balance Sheet (collectively, the “Accounts Receivable”) represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, subject to risk of collection in the Ordinary Course of Business and reserves on such balance sheet.
3.27    Bank Accounts; Powers Of Attorney. Section 3.27 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company or any of the Company’s Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Section 3.27 of the Seller Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company or any of the Company’s Subsidiaries with respect to material matters.
3.28    No Other Representations Or Warranties. Except for the representations and warranties expressly set forth in Article II and this Article III, neither Seller, the Company nor any other Person on behalf of Seller or the Company or any of their respective Affiliates has made or makes any express or implied representation or warranty with respect to Seller, the Company or any of their respective Affiliates, or their respective assets, properties and businesses, or with respect to any other information provided to Purchaser or its Affiliates in connection with the transactions contemplated hereby. Neither Seller nor the Company nor any of their Affiliates or any other Person will have or be subject to any liability or obligation to Purchaser or its Affiliates or any other Person resulting from the provision of any such information (or Purchaser's use thereof), unless and solely to the extent that any such information is expressly and specifically included in a representation or warranty contained in Article II and this Article III. Seller and the Company disclaim any and all other representations and warranties, whether express or implied. Each of the Seller and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither Purchaser nor any of its Affiliates makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and neither Seller nor the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As a material inducement to Seller to enter into this Agreement and consummate the Contemplated Transactions, Purchaser represents and warrants to Seller as of the date of this Agreement (except to the extent made only as of a different specified date, in which case, as of such date) as follows:
4.1    Organization And Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite company power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which the nature of the property it owns or leases or the conduct of its business would require such qualification.
4.2    Authority And Enforceability. Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents and any other certificate, agreement, document or other instrument that this Agreement requires to be executed and delivered by Purchaser in connection with the Contemplated Transactions (the “Purchaser Closing Documents”) and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser of this Agreement, the Purchaser Ancillary Documents and the Purchaser Closing Documents, and the consummation of the Contemplated Transactions by Purchaser, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been and, as of the Closing, the Purchaser Ancillary Documents and the Purchaser Closing Documents will have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of the other Parties, this Agreement constitutes, and upon due execution and delivery, each of the Purchaser Ancillary Documents and the Purchaser Closing Documents will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
4.3    No Conflicts; Consents.
(a)The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Ancillary Documents do not, and the consummation of the Contemplated Transactions by Purchaser will not: (i) violate the provisions of any Organizational Documents of Purchaser; (ii) violate, breach, conflict with or constitute an event of default (or an event which with written notice, lapse of time or both could constitute a default), under, result in the acceleration of, create in any other Person the right to accelerate, terminate, modify or cancel or require any notice under any material Contract or Authorization to which Purchaser is party; (iii) result in the creation of any Liens upon any of the assets owned or used by Purchaser; or (iv) violate any Applicable Law to which Purchaser is subject and which would not and would not reasonably be expected to impair or delay the ability of Purchaser to perform its obligations under this Agreement or any of the Purchaser Ancillary Documents or to consummate the Contemplated Transactions.
(b)No Authorization or Order of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or any of the Purchaser Ancillary Documents or any of the Purchaser Closing Documents and the consummation of the Contemplated Transactions, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not be reasonably expected to materially impair or delay the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Ancillary Documents or to consummate the Contemplated Transactions.
4.4    Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened, against Purchaser (a) which challenges or seeks to enjoin, alter or materially delay the consummation of the Contemplated Transactions or (b) which would reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement.
4.5    Purchase For Investment. The Company Interests are being acquired by Purchaser for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Company Interests so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risks of such investment.
4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.
4.7    Solvency. Assuming (a) that immediately prior to the Closing, the Company and the Company’s Subsidiaries, taken as a whole, are Solvent, and (b) the accuracy in all material respects of the representations and warranties in Article II and Article III, Purchaser and the Company and the Company’s Subsidiaries will be Solvent as of the Closing after giving effect to the Contemplated Transactions. As used in this Section 4.7, the term “Solvent” means, with respect to any Person as of any date of determination, that (a) the fair salable value (determined on a going concern basis) of such Person’s assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.
4.8    No Reliance. Purchaser has received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company’s Subsidiaries as Purchaser has requested to review, and Purchaser has had full opportunity to meet with the officers and management employees of the Company and the Company’s Subsidiaries and to discuss the assets, business and financial condition of each. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither Seller nor the Company nor any of their respective Affiliates makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and Purchaser is not relying on any representation or warranty except for those expressly set forth in this Agreement.
4.9    No Other Representations Or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither Purchaser nor any other Person on behalf of Purchaser or any of their respective Affiliates has made or makes any express or implied representation or warranty with respect to Purchaser or any of its Affiliates, or their respective assets, properties and businesses, or with respect to any other information provided to Seller in connection with the transactions contemplated hereby. Neither Purchaser nor any of its Affiliates or any other

Person will have or be subject to any liability or obligation to Seller or any of its Affiliates or any other Person resulting from the provision of any such information (or Seller's use thereof), unless and solely to the extent that any such information is expressly and specifically included in a representation or warranty contained in this Article IV. Purchaser disclaims any and all other representations and warranties, whether express or implied.
ARTICLE V
COVENANTS OF PURCHASER AND SELLER
5.1    Further Actions And Assurances. From and after the Closing:
(a)Each of Seller and Purchaser shall cooperate and execute and deliver to each other such additional instruments, documents, certificates and writings as may be reasonably necessary or advisable or reasonably requested by the other Party to carry out the intent and purposes of this Agreement and the Contemplated Transactions.
(b)Seller and Purchaser shall each bear their respective fees, costs and expenses incurred in connection with any of the actions contemplated by the foregoing provisions of this Section 5.1.
5.2    Public Announcements. No Party shall make any press release or other public announcement of or with respect to this Agreement or the Contemplated Transactions without the other Party’s prior written consent, unless required by Applicable Law, in which case any Party proposing to make the disclosure shall do the following if legally permissible:  provide the other Parties with prior written notice of the intended disclosure, shall incorporate the reasonable and lawful comments of the other Parties with respect to the timing and content of the disclosure, and shall cooperate in good faith with any lawful attempt by the other Parties to obtain a protective order relating to such release or announcement or prevent the same. Notwithstanding the foregoing, Purchaser and Purchaser’s Affiliates shall be permitted to make any public announcements or other disclosures (a) as required by Applicable Law, the rules and regulations of the SEC and the rules and regulations of the NASDAQ stock market, (b) in connection with customary investor and analyst calls where questions or inquiries concerning the Contemplated Transactions are raised by such investors or analysts, (c) with respect to internal announcements to Purchaser and Purchaser’s Affiliates employees, and (d) with respect to disclosures made by Purchaser and Purchaser’s Affiliates to potential sources of financing (including the current lenders of Purchaser and Purchaser’s Affiliates) and applicable credit rating agencies.
5.3    Confidentiality.
(a)From and after the Closing, Seller shall hold, and shall use its reasonable best efforts to cause its accountants, counsel, consultants, advisors, agents and other Representatives to hold, in confidence any and all information, whether written or oral, of, related to or concerning the Company or the Company’s Subsidiaries and the Contemplated Transactions, except as required by Applicable Law and except to the extent that such Person can show that such information (i) is in the public domain through no fault of such Person; or (ii) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Person is compelled to disclose any such information by judicial, governmental or administrative process or by other requirements of Applicable Law, such Person shall (1) promptly notify Purchaser in writing, (2) promptly provide a copy of the disclosure to Purchaser, and (3) disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information (except as against Purchaser). Without prejudice to the rights and remedies otherwise available in this Agreement, the Parties each understand and acknowledge that money damages would not be an adequate remedy for any breach of this Section 5.3, and that Purchaser will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of this Section 5.3.
(b)Each of Seller and Purchaser hereby acknowledge and agree that: (i) the attorneys for Seller, both in-house counsel and outside counsel (collectively, “Seller Counsel”) have represented Seller, the Company and the Company’s Subsidiaries in connection with preparing the Company and the Company’s Subsidiaries for sale, producing due diligence materials for potential buyers, and negotiating and consummating the transactions contemplated hereby (“Transactional Matters”), (ii) the attorney-client privilege, attorney work-product protection, and expectation of client confidence relating to Seller Counsel’s representation of Seller and/or the Company and the Company’s Subsidiaries in connection with the Transactional Matters, and all information, documents, and communications, whether written or oral, covered by such privilege or protection, shall at all times belong to and be controlled solely by Seller (and may be waived solely by Seller), shall at all times constitute assets of Seller, and neither Purchaser, the Company or any of the Company’s Subsidiaries shall control such privilege or protection or claim or assert that it has been waived in connection with the Transactional Matters or assert that Seller Counsel has any duty to reveal any of the information, documents or communications covered by such privilege or protection to Purchaser, the Company or any of the Company’s Subsidiaries. Notwithstanding any current or prior representation of Seller and/or the Company or the Company’s Subsidiaries by Seller Counsel, Purchaser: (i) agrees that it will not assert or cause or permit the Company or the Company’s Subsidiaries to assert that Seller Counsel’s representation of Seller and/or the Company or the Company’s Subsidiaries is a basis for disqualifying Seller Counsel from representing Seller in enforcing its rights or defending its interest in any dispute or litigation, and (ii) waives, for itself and, after Closing, on behalf of the Company and the Company’s Subsidiaries, any conflict of interest that may arise or be asserted in connection with Seller Counsel’s representation of Seller and/or any of its Affiliates.
5.4    Restrictions On Competition And Solicitation.
(a)During the period commencing on the Closing Date and continuing for a period of thirty-six (36) months following the Closing Date, Seller shall not, and Seller shall cause its Covered Affiliates, to not, own or operate any Competing Business in the Norfolk, Virginia or Virginia Beach, Virginia metropolitan statistical areas (the “Restricted Territory”); provided, however, that Seller may purchase or otherwise acquire up to two percent (2%) of any class of securities of any Person if such securities are listed on any national or regional securities exchange or actively traded in a national over-the-counter market so long as Seller does not actively participate in the management or business of such Person. For the avoidance of doubt (and notwithstanding anything to the contrary set forth herein and without in any way expanding the restrictions of this Section 5.4(a)), this Section 5.4(a) shall not prohibit Seller or any of its Covered Affiliates from continuing to conduct any business that Seller or any Covered Affiliate is conducting as of the date of this Agreement, as such business may be modified hereafter by natural growth (including, without limitation, any business that publishes display and/or classified advertising that is or may be relevant to the residents of Virginia).
(b)During the period commencing on the Closing Date and continuing for a period of thirty-six (36) months following the Closing Date, Seller shall not, and Seller shall cause its Covered Affiliates to not, solicit for employment or hire any employee of the Company or any of the Company’s Subsidiaries (or any individual who was an employee during the three (3) month period prior to any such solicitation) to leave for any reason whatsoever or otherwise seek to interfere with, influence or alter any such Person’s relationship with the Company or the Company’s Subsidiaries; provided; however, that this Section 5.4(b) will not prevent Seller or its Covered Affiliates from (i) making generalized searches for employees (by causing to be placed any general advertisements or similar notices, engaging search firms or otherwise) that are not targeted specifically at the employees of the Company or the Company’s Subsidiaries, or (ii) soliciting or hiring any person who was terminated by the Company or one of the Company’s Subsidiaries.
(c)Seller understands and acknowledges that the covenants and agreements set forth in this Section 5.4 are reasonable and necessary for the protection of Purchaser’s and the Company’s business interests and, in the event of Seller’s breach of any provision of Section 5.4(a) or Section 5.4(b), money damages would be inadequate and irreparable injury will result to Purchaser and the Company and none of Purchaser and the Company and their respective Affiliates, successors and assigns would have an adequate remedy at law. Accordingly, in the event of a breach or a threatened breach of any of the provisions of Section 5.4(a) or Section 5.4(b), Purchaser and the Company and their respective Affiliates, successors and assigns, in addition and supplementary to other rights and remedies existing in their favor, will be entitled to seek specific performance and/or injunctive or other relief as may be deemed necessary or appropriate by a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).
(d)Seller understands and acknowledges that the territorial, time and scope limitations set forth in this Section 5.4 are reasonable and are properly required to protect Purchaser’s substantial investment hereunder and for the protection of Purchaser’s and the Company’s legitimate interest in client and customer relationships, goodwill and trade secrets of the businesses of the Company and the Company’s Subsidiaries and that such limitations would not impose any undue burden upon Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Seller submits to the reduction of any or all of such territorial, time or scope limitations to such an area, time or scope as such court deems reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction and the remaining provisions of this Agreement will remain in full force and effect.

5.5    Required Financial Statements. Following the Closing, Seller shall, and shall cause each of its Affiliates to, provide Purchaser, upon reasonable notice during normal business hours, and at Purchaser’s expense, with reasonable access to books and records and financial and operational data of the Company and the Company’s Subsidiaries relating to the period before Closing (but only to the extent not otherwise in the Company’s possession) in order to permit Purchaser to conduct a financial audit of the Company and the Company’s Subsidiaries in compliance with Regulation S‑X and produce (to the extent necessary) financial statements and financial and other information required to be included in, or required to facilitate the preparation of, pro forma or other financial statements (including applicable pro forma adjustments) or financial information required to be included in (i) tronc, Inc. (“Parent”) and/or its Affiliates filings with the SEC on Form 8‑K pursuant to Item 2.01 and 9.01 thereof and any financial statements required thereunder, in each case, in connection with the Contemplated Transactions (the “Form 8-K Information”), (ii) Parent’s other reports prepared pursuant to the Exchange Act and any financial statements required thereunder (the “Exchange Act Information”), and (iii) any registration statement under the Securities Act prepared by Parent or any of its Affiliates, including financial statements prepared in accordance with Rule 3-05 of Regulation S-X for all fiscal periods completed prior to the Closing Date and all financial information through the Closing Date reasonably necessary to reflect the Contemplated Transactions in Parent’s financial statements or to prepare pro forma financial statements reflecting the Contemplated Transactions (together with the Form 8‑K Information and the Exchange Act Information, the “Required Financial Information”). Purchaser shall ensure that such access does not unreasonably disrupt Seller’s business. For purposes of clarification, if financial statements covering different periods could constitute the Required Financial Information under the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, then Purchaser shall determine which such periods will constitute the Required Financial Statements for purposes of this Agreement. Seller shall provide to Purchaser and its accounting advisors reasonably promptly such financial information readily available to Seller related to the Company and the Company’s Subsidiaries as Purchaser may reasonably request, assuming such information is not otherwise in the Company’s possession.
5.6    Compliance With WARN Act And Similar Statutes. In the event that, at any time within ninety (90) days after the Closing Date, Purchaser effectuates or causes the Company or the Company’s Subsidiaries to effectuate (a) a “plant closing” (as defined in the WARN Act)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Company’s Subsidiaries or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or the Company’s Subsidiaries, or, in the case of clauses (a) and (b), any similar action under comparable Laws requiring notice to employees in the event of a plant closing or layoff, then Purchaser (and not Seller) shall be responsible for, and hereby covenants that it shall give and make, all notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any Applicable Laws with respect to the employment, discharge or layoff of any employees by Purchaser or the Company or the Company’s Subsidiaries on or after the Closing, including the WARN Act or any comparable Law.
5.7    Use Of Certain Marks. Following the Closing, Seller hereby grants to Purchaser and the Company a non-exclusive, royalty-free, fully paid-up, worldwide, right and license to use the Seller Marks (as defined herein) in connection with the Company’s business in a manner consistent with past practice. The “License Period” shall be a period of ninety (90) days for all Seller Marks other than the use of “Landmark” in combination with “Information Services” or “Military Newspapers,” which shall have a one (1) year period. Following the applicable License Period, Purchaser shall cause the Company (and each of the Company’s Subsidiaries) to cease to (a) make any use of any names or trademarks that include the terms (i) “Landmark” or “Landmark Media Enterprises”, and (ii) any names or trademarks related thereto or containing or comprising the foregoing, including any names or trademarks confusingly similar thereto or dilutive thereof (the “Seller Marks”), and (b) hold themselves out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, before the end of the applicable License Period, Purchaser shall (A) use commercially reasonable efforts to cause the Company and each of the Company’s Subsidiaries to remove, strike over or otherwise obliterate all Seller Marks from all assets and other materials owned and used by any of them as of the Closing, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, provided that the Company and the Company’s Subsidiaries need not remove the Seller Marks from any archived assets or materials or any such assets or materials maintained for historical or regulatory purposes and not used in connection with the operation of the Business, and (B) amend its articles of organization to discontinue use of the Landmark name. The license granted by Seller herein shall be subject to the Company’s or Purchaser’s compliance with Seller’s reasonable quality control requirements and guidelines as communicated by Seller to the Company and Purchaser from time to time.
5.8    Assistance With Mail. If after Closing the Company receives mail at 150 W. Brambleton Street that is directed to Seller or its Affiliates, or Seller receives mail at 150 Granby Street that is directed to the Company or the Company’s Subsidiaries, the Party receiving such mail shall promptly forward it to the intended recipient. The Parties shall work in good faith to establish a protocol to ensure that such forwarding is implemented in an effective manner.
ARTICLE VI
EMPLOYMENT MATTERS
6.1    Employee Benefits.
(a)During the six-month period commencing on the Closing Date, if, in Purchaser’s discretion, the Company or any of its Subsidiaries continue to employ any individual who on the Closing Date was employed (including an employee not actively at work due to injury, illness, vacation, military duty, disability or other leave of absence) by the Company or any of its Subsidiaries (the “Company Employees”), Purchaser shall cause the Company or the Subsidiary to provide to each Company Employee (i) a base salary (for salaried employees) or a base hourly pay rate (for hourly employees) no less than that provided to such individual immediately prior to the Closing Date and (ii) employee benefits that, as determined by Purchaser in its sole discretion and to the extent commercially practicable, in the aggregate are substantially comparable to either the employee benefits (x) provided to such Company Employee immediately prior to the Closing Date or (y) generally provided by Purchaser to its similarly situated employees or (z) are some combination of the foregoing, but in all cases, excluding equity or equity-type, nonqualified deferred compensation and defined benefit pension types of employee benefit plans; provided, however, Purchaser shall offer the Purchaser 401(k) Plan to the Company Employees no later than October 1, 2018, and Purchaser shall offer its applicable long term disability plan coverage to Company Employees effective immediately following the Closing in accordance with its elective enrollment process and terms (under the Transition Service Agreement, while Seller provides payroll processing, Seller shall cooperate by forwarding payroll contributions). Purchaser shall also cause the Company and its Subsidiaries to pay any amount under any compensation, bonus, incentive or other benefit arrangement that, as of Closing, is accrued as a liability on the books and records of the Company or its Subsidiaries. (For the avoidance of doubt, during the applicable Service Period (as defined in the Transition Services Agreement) certain of the obligations under this Section 6.1(a) may be fulfilled by Purchaser (or the Company and its Subsidiaries) by having Seller and its Affiliates provide the applicable services set forth in the Transition Services Agreement). The employee benefit plans maintained by Purchaser or its Affiliates (including, as applicable, the Company and its Subsidiaries) to provide benefits to the Company Employees after the Closing, including (A) the Continuing Plans (as described in Section 6.1(c)) and (B) the Acquired Company Benefit Plans are referred to herein collectively as the “Company Benefit Plans.”
(b)During the six-month period commencing on the Closing Date, Purchaser shall cause the Company and its Subsidiaries to (i) continue to maintain and administer without amendment (except as may be required under Applicable Law) the Severance Plan in the form attached hereto on Schedule 6.1(b) and (ii) pay all benefits due under the Severance Plan in connection with any termination effected by the Company or its Subsidiaries after the Closing. Purchaser expressly agrees that the “base pay” (as defined in the Severance Plan) used for calculating severance pay will not reflect any reduction in base pay effected after the Closing.
(c)During the six-month period commencing on the Closing Date, Purchaser shall cause the Company and its Subsidiaries to administer without amendment (except as may be required under Applicable Law) the Stay Bonus Agreements substantially in the form attached hereto as Schedule 6.1(c) and pay all amounts due thereunder. At the Closing, to provide a source of funds for the payments that the Company or its Subsidiaries may be required to make under the Stay Bonus Agreements, Purchaser shall deliver to the Escrow Agent the Stay Bonus Escrow Amount, which shall be held by the Escrow Agent in an escrow account (the “Stay Bonus Escrow Account”) and distributed in accordance with the terms of the Stay Bonus Escrow Agreement. If after the Closing any Company Employee becomes entitled to receive his or her stay bonus pursuant to the terms of his or her Stay Bonus Agreement (as in effect as of the Closing), Purchaser shall cause the Company or its Subsidiaries to pay the bonus as and when due. In that circumstance, Purchaser shall cause the Company or its Subsidiaries to follow the procedures set forth in the Stay Bonus Escrow Agreement to receive a disbursement from the Stay Bonus Escrow Account equal to the applicable bonus amount. Purchaser expressly acknowledges and agrees that (i) under the terms of the Stay Bonus Escrow Agreement, Seller is entitled to all interest on amounts in the Stay Bonus Escrow Account plus any excess funds in the Stay Bonus Escrow Account (including funds related to any Company Employee who does not qualify under his or her Stay Bonus Agreement to receive his or her bonus amount), (ii) if under the terms of any Stay Bonus Agreement, any Company Employee returns or repays to the Company or its Subsidiaries any bonus amount, Purchaser shall cause such amount to be promptly turned over to Seller, and (iii) any excess funds that remain in the Stay Bonus Escrow Account after the Company and its Subsidiaries process all stay bonuses due to Company Employees shall be released to Seller under the terms of the Stay Bonus Escrow Agreement. The Severance Plan and the Stay Bonus Agreements, are referred to herein collectively as the “Continuing Plans.”
(d)The parties acknowledge and agree that the Benefit Plans that are not Company Benefit Plans shall be, as of the Closing Date, sponsored or maintained by Seller or one of its Affiliates (other than the Company and its Subsidiaries), as the case may be, and that as of the Closing Date, except as otherwise provided pursuant to the Transition Services Agreement, coverage of the Company Employees under the Benefit Plans that are not Company Benefit Plans shall terminate.
(e)In addition to the benefits otherwise required under this Section 6.1, from and after the Closing, Purchaser shall consider providing the Company Employees with any other employee benefit plans and fringe benefits that Purchaser or its Affiliates offer to similarly situated employees of Purchaser or its Affiliates.
(f)Seller shall make available “continuation coverage” under a group health plan maintained by Seller or any of its Affiliates to any “M&A qualified beneficiaries” and any “covered employee”, “Qualified Beneficiary” or former employee of the Company or any of the Company’s Subsidiaries who is covered by a Benefit Plan that is a “group health plan” who has experienced a “qualifying event” or is receiving “continuation coverage” prior to the Closing Date (as such terms are defined in COBRA) and shall be responsible for delivering all notices relating thereto as required by Applicable Law.  Purchaser shall make available “continuation coverage” for any Company Employee who experiences a “qualifying event” (as such terms are defined in COBRA) on or after the Closing Date and elects to receive such coverage in accordance with COBRA.  Notwithstanding anything in this Agreement to the contrary, during the applicable Services Period (as defined in the Transition Services Agreement), Purchaser (and the Company and the Company’s Subsidiaries) may satisfy their respective obligations under this Section 6.1(f) by requiring Seller and its Affiliates (other than the Company and the Company’s Subsidiaries) to provide the services set forth in the Transition Services Agreement.
(g)Seller shall be responsible for, and Purchaser and its Affiliates (including the Companies) shall have no liability under, the Landmark Retiree Medical Plan and Trust, the Landmark Retiree Life Insurance Plan or the defined benefit pension plan previously terminated by Seller (the “Landmark Pension Plan”).
(h)Following the Closing Date, Purchaser shall use commercially reasonable efforts to cause the applicable Company Benefit Plan sponsors to: (i) with respect to employee welfare benefit type Company Benefit Plans made available to Company Employees, waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not have applied under the Benefit Plans in which the Company Employees were participating immediately prior to participating in the applicable Company Benefit Plans; (ii) with respect to employee welfare benefit type Company Benefit Plans made available to Company Employees, provide each of the Company Employees with credit for any co-payments, co-insurance, deductibles and other out-of-pocket expenses paid in satisfying any applicable deductible or other out-of-pocket requirements under the Benefit Plans during the applicable Company Benefit year in which a Company Employee becomes a participant in the applicable Company Benefit, to the extent that such expenses were recognized for such purposes under the Benefit Plans; and (iii) with respect to employee welfare benefit type Company Benefit Plans made available to Company Employees, provide recognize all service of the Company Employees with the Company or any of the Company’s Subsidiaries or any of their respective Affiliates for purposes of eligibility to participate, vesting and benefit determination or computation (but not benefit accrual) to the same extent taken into account under the corresponding Benefit Plan in which the Company Employees participated immediately prior to participating in the applicable Company Benefit Plans; provided, however, that this provision shall not be construed in any way that would result in a duplication of benefits provided to any Company Employee.
(i)As of the Closing Date, those Company Employees participating in the 401(k) Plan described in Schedule 3.15(a) of the Seller Disclosure Schedule (“Landmark 401(k) Plan”) shall be considered terminated participants; provided, however, that pursuant to the during the applicable Services Period (as defined in the Transition Services Agreement), the Covered Employees with outstanding participant loans under the Landmark 401(k) Plan shall be permitted to continue to make payments on their participant loans. Prior to the Closing Date, Seller shall take all actions reasonably necessary to fully vest the Company Employees in their benefits under the Landmark 401(k) Plan. Seller shall contribute and allocate all amounts of employee and employer contributions in respect of the Company Employees to Landmark 401(k) Plan with respect to the pre-Closing period and, promptly following the Closing, Seller shall advise the applicable Company Employees of their right to elect to receive a distribution or to rollover their entire individual account balances into the Landmark 401(k) Plan. To the extent permitted by Law and the terms of the tax-qualified defined contribution plan maintained by Purchaser or its Affiliate and that is offered to the Company Employees (the “Purchaser 401(k) Plan”), and subject to Purchaser’s consent in each circumstance, a Company Employee may elect to roll over his or her entire account balance (in cash and not in kind) in the Landmark 401(k) Plan (other than any the portion of the balance consisting of any outstanding participant loan) via a direct rollover into the Purchaser 401(k) Plan and the Company Employee’s outstanding participant loan (that is in good order and not in default) in the Landmark 401(k) Plan into the Purchaser 401(k) Plan, and each party shall make all filings and take any actions required of such party by Applicable Law in connection therewith. Purchaser shall cause any Purchaser 401(k) Plan to credit Company Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Landmark 401(k) Plan. None of the Purchaser, the Company or any of the Company’s Subsidiaries shall have any liability under the Landmark 401(k) Plan.
(j)On the Closing Date, except to the extent otherwise provided in the Transition Services Agreement, each of the Company and its Subsidiaries shall cease to be a participating company in any and all fringe, health and welfare benefit plans, programs and policies (including health care reimbursement plans and dependent care reimbursement plans) sponsored by Seller or its Affiliates that provide benefits to current and former employees of the Company or its Subsidiaries and their dependents and beneficiaries, or any successor plans, programs or policies thereto, as any such plan, program or policy may be amended and in effect immediately prior to the Closing Date

(the “Landmark Health and Welfare Plans”). The liabilities and obligations under the Landmark Health and Welfare Plans, including all liabilities that pertain to the current and former employees of the Company and its Subsidiaries and their dependents and beneficiaries (including claims that as of the Closing Date have been incurred but not reported or paid), shall at all times remain liabilities of Seller, and Purchaser and its Affiliates (including the Company and its Subsidiaries) shall not have any liability in respect thereof; provided, however, (i) the Company and its Subsidiaries shall remain obligated to discharge their obligations under the Company Plans (and, in accordance with the terms set forth above, Purchaser shall cause the Company and its Subsidiaries to discharge those obligations), and (ii) nothing herein shall be deemed or construed to limit the obligations of Purchaser (and the Company and its Subsidiaries) under the terms of the Transition Service Agreement.
(k)On the Closing Date, the Company and its Subsidiaries shall cease to be named as insureds under any plan, program or policy sponsored by Seller or its Affiliates that provides U.S.-based workers’ compensation coverage to current and former employees of the Company or its Subsidiaries (the “Landmark Workers’ Compensation Policy”) and Purchaser shall cause the Company and its Subsidiaries to have coverage in respect of post-Closing Date occurrences. None of Purchaser or its Affiliates (including the Company and its Subsidiaries) shall have any liability under the Landmark Workers’ Compensation Policy.
(l)None of Purchaser nor its Affiliates (including the Company and the Company’s Subsidiaries) shall have any Liabilities or obligations under (i) the Landmark Supplemental Retirement Plan, as currently in effect, and as may be amended from time to time, or (ii) the Retirement/Stay Bonus Letter (collectively referred to herein as the “Deferred Compensation Plans”). Effective as of the Closing Date, Seller and the Company and the Company’s Subsidiaries, as may be applicable, shall take all actions necessary to terminate the Deferred Compensation Plans with respect to each participant in the Deferred Compensation Plans who experiences a change in control event related to this Agreement (“409A CIC Participants”) and distribute all accrued benefits of the 409A CIC Participants under such Plans, as such is permitted and described under Treasury Regulations Section 1.409A-3(j)(4)(ix)(B). Additionally, none of Purchaser nor its Affiliates (including the Company and the Company’s Subsidiaries) shall have any Liabilities or obligations under any other Benefit Plan that is a deferred compensation plan that is sponsored or maintained by Seller.
(m)No provision of this Section 6.1 shall be treated as an amendment to any Benefit Plan or any Company Benefit Plan. Notwithstanding anything else contained in this Section 6.1, the Parties do not intend for this Section 6.1, or any term, provision, condition or agreement contained herein, to amend any plans or arrangements or create any rights or obligations except as among the Parties, and no past, present or future employee or consultant of the Company or any of the Company’s Subsidiaries will be treated as a third-party beneficiary of this Agreement.
(n)As of the Closing Date and through December 31, 2018 (and any applicable claims run-out period), Company Employees who immediately prior to Closing are participants (“Company FSA Participants”) in the “Dependent Care Reimbursement Plan” and/or the “Health Care Reimbursement Plan” under the cafeteria plan qualified under Code Section 125 sponsored by the Seller or its Affiliates, or any successor plan(s) thereto, as either may be amended and in effect immediately prior to the Closing Date (the “Landmark FSAs”), shall be eligible to participate in a cafeteria plan qualified under Code Section 125, and a health care reimbursement flexible spending account plan qualified under Code Section 105(b) and a dependent care reimbursement flexible spending account plan qualified under Code Section 129 that are maintained by the Purchaser or its Affiliates (including, to the extent applicable, the Company or its Subsidiaries) (the “Purchaser FSAs”); provided that the Purchaser’s obligations under this Section 6.1(n) shall be subject to the Company’s applicable third-party administrator for the Landmark FSAs continuing to administer such Purchaser FSAs for the 2018 plan year and through any applicable run-out period. The Purchaser FSAs shall provide Company FSA Participants with the same level of coverage provided under the Landmark FSAs and will treat Company FSA Participants as if their participation had been continuous from the beginning of the plan year in which the Closing Date occurs. The elections made by Company FSA Participants for such plan year shall be taken into account for the remainder of the plan year as if made under the Purchaser FSAs. Following the end of the applicable service period with respect to Payroll Services (as defined in the Transition Services Agreement), the Purchaser shall forward directly to the Seller, which will then forward to the Landmark FSA administrator, all previously elected pre-tax FSA contributions the Purchaser collects from Company Employees for the 2018 plan year. The Landmark FSA shall be amended to remove each of the Company and its Subsidiaries as a participating employer effective after December 31, 2018 (including any applicable claims run-out period).
ARTICLE VII
TAX MATTERS
7.1    Tax Returns. Purchaser shall prepare (or cause to be prepared) in a manner consistent with the past practices, except as otherwise required by Law, and cause to be timely filed all Tax Returns of the Company and the Company’s Subsidiaries for Pre-Closing Tax Periods and any Straddle Period that are required to be filed after the Closing Date (the “Purchaser‑Prepared Tax Returns”). Purchaser shall give Seller a reasonable opportunity to review and comment on each such Purchaser-Prepared Tax Return and Purchaser shall make any reasonable changes timely requested by Seller to the extent such changes are consistent with past practices and permitted by Law.
7.2    Amended Tax Returns. Neither Purchaser nor any of its Affiliates (including on or after the Closing Date, the Company and the Company’s Subsidiaries) shall file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to any Tax Return of the Company of any of the Company’s Subsidiaries for any Pre-Closing Tax Period without the prior written consent of Seller (which consent shall not to be unreasonably delayed, conditioned or withheld).
7.3    Payment Of Taxes. Seller shall be responsible for the payment of all Pre-Closing Taxes of the Company and the Company’s Subsidiaries to the extent such Pre-Closing Taxes are not included in the calculation of the Net Working Capital Amount, as finally determined under this Agreement. Seller shall pay to the Company the amount of any Pre-Closing Taxes that are payable after the Closing Date (to the extent such Pre-Closing Taxes are not included in the calculation of the Net Working Capital Amount, as finally determined under this Agreement) not later than three (3) days prior to the due date (without extensions) thereof of the relevant Tax Return. Purchaser shall be responsible for the payment of any Taxes of the Company or the Company’s Subsidiaries attributable to the post-Closing portion of any Straddle Period.
7.4    Straddle Period. In the case of any taxable period that includes (but does not end at) the Effective Time (a “Straddle Period”), the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending at the Effective Time shall (i) in the case of property Taxes and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending at the Effective Time and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the Effective Time.
7.5    Transfer Taxes. Notwithstanding any other provision in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer or similar tax imposed by states or subdivisions) shall be borne 50% by Seller and 50% by Purchaser. The Party required by Applicable Law to do so shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required, by Applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation. Subject to receipt of payment from each other Party of the amount of Transfer Taxes for which such other Party is liable pursuant to this Section 7.5, the Party filing such Tax Return shall pay the amount of Transfer Taxes due with such Tax Returns. Each Party shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
7.6    Control Of Tax Contests. Notwithstanding any other provision in this Agreement:
(a)After the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall promptly notify the other in writing upon the receipt by it or any of its Affiliates (including, in the case of Purchaser, the Company and the Company’s Subsidiaries) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding, or other similar claim (any such action or proceeding, a “Tax Contest”) received by it or any of its Affiliates from any Taxing Authority or any other party with respect to Taxes of or relating to the Company or the Company’s Subsidiaries or the business of the Company or the Company’s Subsidiaries for any Pre-Closing Tax Period or Straddle Period, if such Tax Contest could reasonably be expected to result in indemnification pursuant to this Agreement (a “Tax Claim”); provided, however, that the failure of Purchaser or Seller to give the other notice of a Tax Contest as provided herein shall not relieve the Indemnifying Party of its indemnification obligations pursuant to this Agreement with respect to a Tax Claim arising as a result of such Tax Contest, except to the extent, that the Indemnifying Party shall have been materially prejudiced by such failure to give timely notice in connection with the Tax Contest. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Taxing Authority and describe in reasonable detail the nature of such Tax Claim.

(b)Seller shall have the right to control the conduct of any Tax Contest, to the extent such Tax Matter relates to Pre-Closing Tax Periods (other than, for purposes of clarity, a Straddle Period); provided, that Seller shall keep Purchaser reasonably informed regarding the progress and substantive aspects of any such Tax Contest. Purchaser shall be entitled at its expense to participate in any such Tax Contest and Seller shall not compromise or settle any such Tax Contest without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Seller does not elect to control the conduct of a Tax Contest with respect to a Pre-Closing Tax Period (other than, for purposes of clarity, a Straddle Period), then Purchaser, at Seller’s expense (to the extent that such expenses exceed $10,000), shall have the right to control the conduct of any issues in any such Tax Contest; provided, that Purchaser shall reasonably keep Seller informed regarding the progress and substantive aspects of such Tax Contest.
(c)Purchaser shall have the right, at its expense, to control, in whole or in part, any Tax Contest relating to all Tax periods that end after the Closing Date. Seller shall be entitled at its expense to participate in a Tax Contest relating to a Straddle Period and Purchaser shall not compromise or settle any such Tax Contest that would result in Seller being obligated to indemnify Purchaser for Taxes under this Agreement, without obtaining Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
7.7    Cooperation, Other.
(a)Purchaser and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of Tax Returns and any audit, examination or similar proceeding regarding Taxes of, or with respect to, the Company and the Company’s Subsidiaries. Such cooperation shall include the retention of and (upon the request of Purchaser or Seller, as applicable, and during normal business hours) the provision of books, records and information reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of any Tax proceedings or to file Tax Returns under this Article VII.
(b)Any and all existing Tax allocation, Tax indemnity, Tax sharing or similar agreements between the Company or any of the Company’s Subsidiaries, on the one hand, and any other Person other than the Company, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of the Company’s Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
(c)Each of the Parties understands and acknowledges that the sale of the Company Interests contemplated hereby shall be treated as a purchase of the assets of the Company and the Company’s Subsidiaries for U.S. federal income Tax purposes and shall file all Tax Returns consistent with such treatment. Each of the Parties also understands and acknowledges that the Seller will recognize as taxable income all previously unrecognized income from the Company and the Company’s Subsidiaries that it has deferred pursuant to the provisions of Section 455 of the Code in an amount equal to the Deferred Revenue Obligations amount that is used to determine the

Final Net Working Capital Amount (“Tax Deferred Revenue”). Further, the Parties acknowledge and agree that the Seller shall be deemed for Tax purposes, pursuant to authority under James M. Pierce Corporation v. Commissioner, 326 F.2d 67 (8th Cir. 1964), to pay Purchaser in exchange for Purchaser agreeing to assume Seller’s Tax Deferred Revenue liability for unfulfilled subscriptions an amount equal to ninety-three percent (93%) of the Tax Deferred Revenue.
(d)Purchaser shall not claim an immediate or a deferred income Tax deduction for amounts paid under the Stay Bonus Agreements and hereby agrees to reasonably cooperate with Seller so that Seller may take any Tax deduction to which it is legally entitled for amounts paid under the Stay Bonus Agreements.
(e)On or before the Closing Date, none of Seller, the Company or any of the Company’s Subsidiaries shall make, cause to be made, or permit to be made, any election, or otherwise act or fail to act in a manner, such that any of the Company or the Company’s Subsidiaries would be treated as other than disregarded entities for federal or, where applicable, state income or similar Tax purposes.
7.8    Purchase Price Allocation, Return Filing And Tax Treatment.
(a)Within one hundred ninety (90) days after the Closing, Seller shall deliver to Purchaser a proposed allocation of the consideration paid, or treated as paid, for federal income Tax purposes (including any assumed liabilities as determined for federal income Tax purposes and other relevant items required under the Code) (the “Consideration”) for the Company Interests among the assets of the Company and the Company’s Subsidiaries in accordance Section 1060 of the Code and the Treasury Regulations thereunder and any comparable provisions of state or local law, as appropriate and the methodology set forth on Schedule 7.8(a) (the “Allocation Statement”). Purchaser will have thirty (30) days in which to review the Allocation Statement and provide to Seller any written objections thereto. For a period of fifteen (15) days after Seller’s receipt of any such written objections, Purchaser and Seller will negotiate reasonably and in good faith to resolve such objections to the Allocation Statement. If Purchaser and Seller cannot resolve any comments from Purchaser within such fifteen (15) day period (or such longer period as they may mutually agree), then all remaining disputed items between Seller and Purchaser in determining the Allocation Statement shall be submitted for resolution by the Accounting Firm, which shall make a final determination as to the disputed items within thirty (30) days after such submission in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any comparable provisions of state or local law, as appropriate, and such determination shall be final, binding, and conclusive on Seller and Purchaser. The fees and disbursements of the Accounting Firm shall be shared equally between Seller and Purchaser. In the event that, after the Allocation Statement is finally determined (the “Final Allocation”), the Consideration is adjusted, the Final Allocation shall also be adjusted.  To the extent permitted by the Code or other Applicable Law relating to Taxes, any such adjustments to the Consideration shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Consideration and to the Company or one of the Company’s Subsidiaries, as applicable and appropriate.
(b)Purchaser and Seller shall (and shall cause the Company and the Company’s Subsidiaries to) file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Allocation as finally determined hereunder and shall not take any position on any Tax Return, before any Taxing Authority or in any proceeding relating to Taxes that is inconsistent with the Final Allocation unless required by a determination within the meaning of Section 1313(a) of the Code or similar determination pursuant to Applicable Law relating to Taxes, provided that Purchaser or Seller, as applicable, shall have used commercially reasonable efforts to defend such Final Allocation in such Tax proceeding.
7.9    Tax Indemnity. The Seller shall indemnify Purchaser and hold Purchaser harmless from and against (i) all Taxes of Seller, the Company and the Company’s Subsidiaries or Taxes relating to the business of Seller, the Company or the Company’s Subsidiaries for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Seller, the Company or any of the Company’s Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local law; (iii) all Taxes of any person imposed on the Company or the Company’s Subsidiaries arising under the principles of transferee or successor liability or by contract relating to an event or transaction occurring before the Closing Date; and (iv) all representations and warranties set forth in Section 3.7 above (clauses (i)-(iii), the “Pre-Closing Taxes”, and clauses (i)-(iv), the “Pre-Closing Tax Liabilities”). In each of the above cases, the Seller shall reimburse Purchaser for any Taxes of the Company or the Company’s Subsidiaries that are the responsibility of the Seller pursuant to this Section 7.9 no later than fifteen (15) days after Purchaser provides written notice to Seller.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
8.1    Survival. Each of the representations and warranties of the Parties contained in this Agreement will survive the Closing until the eighteen (18) month anniversary of the Closing Date, except for (a) the Fundamental Representations, which shall survive until ninety (90) days after the date that is six (6) years following the Closing Date, (b) claims under representations relating to environmental matters in Section 3.17, which will survive until the date that is four (4) years after the Closing Date and (c) claims under representations relating to Taxes in Section 3.7 which shall survive until sixty (60) days after the date that is six (6) years after the Closing Date. The covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing for the period explicitly specified or, if not specified, until such covenants and agreements are fully performed in accordance with their terms. The parties agree that (i) in this Section 8.1 they intend to shorten (in the case of the limited survival periods specified in this Section 8.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach or inaccuracy of a representation or warranty must be delivered prior to the survival expiration date that is applicable to such representation or warranty, (iii) notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the date that is sixty (60) days after the survival expiration date that is applicable to such covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.1 shall be expressly barred and are hereby waived, provided that if, prior to such applicable survival expiration date, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Article VIII of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), the Indemnifying Party shall remain liable (subject to the other limitations in this Article VIII) for Damages relating to the claim so long as (A) the Damages were estimated in the notice of claim in accordance with Article VIII, and (B) the Damages result from the breach or inaccuracy of the representation or warranty, or breach of the covenant or agreement asserted in such notice.
8.2    Indemnification Obligations Of Seller – Seller's Representations And Covenants. Subject to the limitations set forth in this Article VIII (including Section 8.9), from and after the Closing, Seller will indemnify and hold harmless each of Purchaser and its Affiliates and their respective Representatives (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) resulting from:
(a)any breach or inaccuracy of any representation or warranty made by Seller in Article II; and
(b)any breach of any covenant or failure to perform any obligation or agreement by Seller that is required by this Agreement.
8.3    Indemnification Obligations Of Seller - The Company And The Company's Subsidiaries Representations And Covenants. Subject to the limitations set forth in this Article VIII (including Section 8.9), from and after the Closing, Seller will indemnify and hold harmless each of the Purchaser Indemnified Parties from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are suffered or incurred by any of the Purchaser Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) resulting from:
(a)any breach or inaccuracy of any representation or warranty made by Seller or the Company in Article III;
(b)any unpaid Closing Indebtedness or Seller Transaction Costs;
(c)any Pre-Closing Tax Liabilities (such indemnification obligation detailed in Section 7.9); or
(d)the Stay Bonus Obligations exceeding the Stay Bonus Escrow Amount.
8.4    Indemnification Obligations Of Purchaser. Subject to the limitations set forth in this Article VIII (including Section 8.9), from and after the Closing, Purchaser will indemnify and hold harmless Seller and its Affiliates and their respective Representatives (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the Seller Indemnified Parties for, any Damages that are suffered or incurred by any of the Seller Indemnified Parties (regardless of whether or not such Damages relate to any Third Party Claim) resulting from:

(a)any breach or inaccuracy of any representation or warranty made by Purchaser in Article IV; or
(b)any breach of any covenant or failure to perform any obligation or agreement of Purchaser, the Company or the Company’s Subsidiaries that, by the terms of this Agreement, is to be performed after the Closing.
8.5    Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
8.6    Third Party Claims.
(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give, or delay in giving, such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or delay or is otherwise actually and materially prejudiced by such failure or delay. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party.
(b)Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any Third Party Claim of a third party against the Indemnified Party, the Indemnifying Party may, by written notice to the Indemnified Party, assume and control the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof; provided that the Indemnified Party is reimbursed by the Indemnifying Party for its reasonable out-of-pocket costs in connection therewith; provided, further, that the Indemnified Party shall have the right to elect to control the defense of any such Third Party Claim (the cost of which may constitute Damages) if (i) the Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party. in good faith, based on advice of counsel, determines that (A) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party that would reasonably be expected to restrict or limit the future conduct of the Company’s Business or operations in any material respect or (B) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim; or (iii) after notice and an opportunity to cure, the Indemnifying Party fails or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party shall assume the defense of such Third Party Claim, the Indemnified

Party shall nonetheless have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Indemnified Party that makes it improper for one counsel to represent both parties, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.
(c)If the Indemnifying Party has assumed the defense of any Third Party Claim against the Indemnified Party, the Indemnifying Party shall have the right to settle or compromise any Third Party Claim for which indemnification has been sought and is available hereunder; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Applicable Law by the Indemnified Party or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim (it being agreed that, it shall not be unreasonable for the Indemnified Party to withhold its consent if the proposed settlement or compromise would reasonably be expected to adversely affect the Tax liability of the Indemnified Party (but, in the case of the Company or the Company’s Subsidiaries, only in respect of Post-Closing Tax Periods) or the ability of the Company and its Subsidiaries to conduct their business). If the Indemnifying Party does not assume the defense of a Third Party Claim or the Indemnified Party validly exercises its right under Section 8.6(b) to control the defense, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Indemnified Party shall have control over the litigation and authority to resolve such claim subject to this Article VIII; provided that the Indemnified Party may not consent to a settlement, compromise or entry of judgment without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
8.7    Direct Claims. Any Action by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.8    Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Damages in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Damages hereunder.
8.9    Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree as follows:
(a)Seller shall only have Liability to the Purchaser Indemnified Parties, and Purchaser shall only have Liability to the Seller Indemnified Parties, under Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), in the case of Seller, and Section 8.4, in the case of Purchaser, if the claim for which indemnification is sought was the subject of a written notice given to Seller by a Purchaser Indemnified Party with respect to a claim by a Purchaser Indemnified Party or to Purchaser by Seller on behalf of a Seller Indemnified Party with respect to a claim by a Seller Indemnified Party pursuant to Section 8.5 within the applicable period (if any such limitation exists) following the Closing Date specified in Section 8.1.
(b)The aggregate liability of Seller in respect of claims for indemnification pursuant to this Agreement shall not exceed, and in no event shall Seller be required to provide indemnification pursuant to this Agreement to the extent the aggregate Purchaser Losses exceed, the Seller Cap; provided that, as a further limitation, the aggregate liability of Seller in respect of claims for indemnification pursuant to Section 8.2(a) and Section 8.3(a), excluding only claims under those Sections with respect to breaches of Fundamental Representations, shall not exceed, and in no event shall Seller be required to provide indemnification pursuant to Section 8.2(a) or Section 8.3(a) to the extent the aggregate Purchaser Losses exceed, $3,400,000 (the “General Cap”).
(c)Except with respect to a breach of a Fundamental Representation, no Purchaser Indemnified Party shall assert any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) unless and until the aggregate amount of Purchaser Losses that would otherwise be payable pursuant to this Article VIII with respect to all such claims exceeds $340,000 (the “Threshold”), and then only for the portion of Purchaser Losses in excess of the Threshold, subject to the other limitations set forth in this Article VIII.
(d)The Damages that are subject to indemnification are expressly limited to those covered by the definition of Damages.
(e)The Indemnified Party shall use commercially reasonable efforts to mitigate the amount of any Damages for which it is entitled to seek indemnification hereunder, including by seeking recovery or reimbursement from a Third Party under insurance or other collateral sources (including indemnity under a contract with a third party).
(f)The amount of any Damages payable under this Article VIII by the Indemnifying Party shall be net of any amounts recovered by an Indemnified Party under applicable insurance policies after taking into account all deductibles paid in connection therewith and any increase or reasonably expected increase in premiums that result from making any claim for insurance; provided, that in no event shall any Indemnified Party be obligated to pursue recovery under any applicable insurance policies before making a claim for indemnification. If an Indemnified Party receives any amounts under applicable insurance policies (after taking into account all deductibles paid in connection therewith and any increase in premiums that result from making any claim for insurance) or other collateral sources subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by such Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(g)For purposes of calculating the amount of Damages under this Article VIII (but not for determining whether any breach of a representation or warranty has occurred), any materiality, Material Adverse Effect or similar qualifier contained in the representations or warranties in Article II, Article III (other than in Section 3.12) and Article IV will be disregarded.
(h)No Party shall be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder. In addition, the amount of Damages indemnifiable hereunder shall be reduced by the amount of any Liability recorded specifically in the calculation of the Net Working Capital Amount, Closing Indebtedness and/or Seller Transaction Costs to the extent that the effect thereof was to reduce dollar-for-dollar the amount of the Purchase Price as compared to what it would have been absent such recorded Liability (with the intent of this provision to merely be to avoid “double counting”).
8.10    Characterization Of Indemnification Payments. Except as otherwise required by Applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Final Purchase Price. Without intending to modify any other Section of this Article VIII, any indemnification payments to be made are intended to be a post-closing adjustment to the Consideration reflecting circumstances as may have existed as of the Closing Date and not as a contingent payment with respect to any events that may or may not take place after the Closing Date.
8.11    Exclusive Remedies. Except for an actual and intentional fraud by a Party, determined in accordance with Delaware law, in making a representation or warranty under this Agreement, claims under the Transition Services Agreement, or claims for injunctive or other equitable relief arising from breaches of Article V by Seller or the Tax matters contemplated by Article VII following the Closing, the sole and exclusive remedy for any and all claims arising under, out of or related to this Agreement, the Contemplated Transactions or the sale and purchase of the Company Interests shall be the rights of indemnification set forth in this Article VIII only, and no Party or other Person will have any other entitlement, remedy or recourse, whether in contract, tort, statutory claim, or otherwise (it being understood and acknowledged that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Applicable Law).
8.12    Effect Of Tax Benefit. Notwithstanding anything to the contrary in this Agreement, the amount of any indemnification required under this Agreement shall be reduced by any Tax Benefit actually realized by the Indemnified Party solely as a result of such Damages in the taxable period such Damages are incurred or in the next taxable period. For this purpose, a “Tax Benefit” means, with respect to any Damages, an amount by which the Tax liability of a party (or a group of entities filing a Tax Return that includes such party) with respect to a taxable period, calculated by excluding any Tax items attributable to such Damage, exceeds the Tax liability of a party (or group of entities filing a Tax Return that includes such party) through the end of such taxable period, calculated by taking into account any Tax items attributable to such Damage (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for such tax period); provided that, Tax Benefit shall also take into account any Tax detriment (e.g., reduction of Tax basis) of such party (or a group of entities filing a Tax Return that includes such party) attributable to such Damage.
8.13    Effect Of Knowledge. Seller agrees that the Purchaser Indemnified Parties’ rights to indemnification contained in this Article VIII relating to the representations, warranties, covenants and obligations of Seller are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Purchaser Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any knowledge on the part of any of the Purchaser Indemnified Parties or any of their past, current or future Representatives, other than as provided below, regardless of whether obtained through any investigation by any Purchaser Indemnified Parties or any of their past, current or future Representatives and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that a Purchaser Indemnified Parties or any of their past, current or future Representatives knew or should have known that any representation or warranty is or might be inaccurate. Seller shall not be liable for any Damages resulting from any breach or inaccuracy of any representation, warranty or covenant if any of the following employees of Purchaser or its Affiliates, at the Closing, had actual knowledge that Seller or the Company, by executing and delivering this Agreement, would breach such representation, warranty or covenant: Alessio Nasini and Amanda Frick.
8.14    Manner Of Payment; Distribution Of Escrow.
(a)Any indemnification payment that is required pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by Seller or Purchaser, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement between Seller and Purchaser; provided that, to the extent that any indemnification payment is required pursuant to Section 8.2 or Section 8.3, whether such payment is due to a Purchaser Indemnified Party in respect of a Direct Claim or to a Third Party in respect of a Third Party Claim (or to Seller in reimbursement of amounts paid to resolve a Direct Claim or Third Party Claim), and funds remain available in the Escrow Account, Seller and Purchaser shall, within three (3) Business Days after the determination of the amount thereof, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Escrow Account to an account designated by the applicable payee.
(b)Upon the expiration of the Escrow Period, Seller and Purchaser shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer to Seller (i) any remaining funds in the Escrow Account, less (ii) the aggregate amount of pending claims for Damages made prior to the expiration of the Escrow Period. Each time a pending claim is resolved, after making any payments required by Section 8.14(a), Seller and Purchaser shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer any excess amount reserved in respect of such claim to Seller. As soon as all such pending claims have been resolved and fully paid, Seller and Purchaser shall, in accordance with the terms of the Escrow Agreement, jointly instruct the Escrow Agent to transfer any funds that remain available in the Escrow Account to Seller.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1    Notices. All notices, communications and deliveries under this Agreement will be made in a writing, will specify the Section under this Agreement pursuant to which it is given or being made and will be delivered personally or by facsimile transmission or email or sent by registered or certified mail (return receipt requested) or by overnight delivery through a nationally recognized firm (with evidence of delivery and postage and other fees prepaid) as follows:
To Purchaser:        Tribune Publishing Company, LLC
202 W. 1st Street
Los Angeles, CA 90012
Facsimile: (213) 237-4401
Email: Julie.Xanders@tronc.com

with a copy (which shall     Honigman Miller Schwartz and Cohn LLP
not constitute notice) to:    650 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002
Attention: Phillip D. Torrence
Facsimile: (269) 337-7702
Email: ptorrence@honigman.com

To Seller:         Landmark Media Enterprises, LLC
150 Granby Street
Norfolk, Virginia 23510
Attention: Guy R. Friddell, III, Executive Vice President
Facsimile: (757) 664-2162
Email: rfriddell@lcimedia.com

with a copy (which shall     Willcox & Savage, P.C.
not constitute notice) to:    440 Monticello Avenue, Suite 2200
Norfolk, Virginia 23510
Attention: Thomas C. Inglima
Facsimile: (757) 628-5566
Email: tinglima@wilsav.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery to a customer service representative of a nationally recognized overnight delivery firm if sent by overnight mail, (c) upon transmission by facsimile if a customary confirmation of transmission is received, (d) upon transmission by email if the recipient acknowledges receipt, or (e) on the fifth (5th) Business Day after it is mailed by registered or certified mail.
9.2    Exhibits And Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.
9.3    Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties, provided that Purchaser may assign its rights under this Agreement to a wholly-owned Subsidiary of Purchaser and provided further that such assignment shall not relieve Purchaser of its obligations hereunder and provided further that Purchaser may, with notice, but without the consent of any other Party, collaterally assign its rights and remedies under this Agreement and any other agreements entered into in connection with this Agreement to any of its financing sources and/or any Representative thereof. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign of such Party. Any assignment or transfer in violation of this Section 9.3 shall be void and of no force and effect.
9.4    Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to “days” are to calendar days; provided, however, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.
(c)The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d)Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.
(e)The provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(i)References to a Person are also to its permitted successors and assigns.
(j)Where the context so permits, the word “or” means “and/or.”
9.5    Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of Purchaser and Seller.
9.6    Consent to Jurisdiction. Each of the Parties hereby irrevocably (a) agrees that any Action arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement and the Contemplated Transaction (for purposes of this Section 9.6, a “Legal Dispute”) shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (b) consents to submit itself and its property to the exclusive personal jurisdiction of such courts. The Parties acknowledge that, after a Legal Dispute is before a court as specified in this Section 9.6 and during the pendency of such Legal Dispute before such court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and no Party shall assert, as a defense in any Legal Dispute brought in any such court, that it is not subject to the jurisdiction of such court, that such Party’s property is exempt or immune from execution by such court, that an Action is brought in an inconvenient forum or that the venue of such Action is improper. Each Party acknowledges that a final judgment in any Action described in this Section 9.6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY(IES) THAT THIS SECTION 9.6 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
9.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction, unless such enforcement would significantly alter the underlying intent of the Parties as originally contemplated by the Parties at the time this Agreement was executed. If any term, covenant, condition or provision, or part thereof, is held to be invalid, void or unenforceable, the court making such determination shall have the power to modify such term, covenant, condition or provision (and/or modify or delete specific words and phrases), but in each case only to the extent necessary to make it valid or enforceable, and enforce such term, covenant, condition or provision in its modified form. To the extent permitted by Applicable Law, the Parties waive any provision of Applicable Law which renders any such provision prohibited or unenforceable in any respect.
9.8    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and all of which shall together constitute one and the same instrument. Counterparts may be delivered by facsimile or e-mail.
9.9    Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
9.10    Integration. This Agreement and any certificates or other documents or agreements executed or delivered pursuant to or contemplated by this Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior negotiations, agreements and understandings among the Parties with respect to such subject matter hereof and thereof.
9.11    Transaction Costs. Except as provided in this Agreement, (a) Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Seller will pay the respective fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions by Seller or, prior to the Closing, the Company and the Company’s Subsidiaries, including the fees, costs and expenses of their respective financial advisors, accountants and counsel. Each of Seller and Purchaser shall be responsible for fifty percent (50%) of the fees and expenses of the Stay Bonus Escrow Agent and the Indemnity Escrow Agent.
9.12    Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in Article II and Article III. The information disclosed in any numbered or lettered part of the Seller Disclosure Schedule shall be deemed disclosed for the purposes of, and shall qualify, each representation and warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, as well as any other representation or warranty in any other section or subsection of this Agreement where: (a) such information is specifically cross-referenced in another part of the Seller Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of Seller or the Company in Article II and Article III, even if (i) that other representation or warranty does not reference the Seller Disclosure Schedule, or (ii) the disclosure in the Seller Disclosure Schedule does not reference that other representation or warranty.
9.13    Third-Party Beneficiaries. Except for obligations owed to Indemnified Parties hereunder, no provision of this Agreement shall create any third-party beneficiary or other rights in any Person.
9.14    Release. Effective upon the Closing, Seller will not, in any circumstances, bring any Action against the Company or any of the Company’s Subsidiaries or any of their respective officers, managers, directors or employees, in their capacity as such, to the extent such Action arose before the Effective Time with respect to Seller’s ownership of the Company Interests or any ownership interest in the Company or the Company’s Subsidiaries (the “Released Seller Claims”). Effective upon the Closing, Seller (on behalf of itself and its successors and assigns and any other Person that could make a claim on behalf of Seller) hereby releases and forever discharges Purchaser, the Company and the Company’s Subsidiaries and their respective Affiliates and their respective past, present and future equityholders, directors, managers, officers, employees, counsel, agents and Representatives, and each of their respective successors and assigns (individually, a “Seller Releasee” and, collectively, the “Seller Releasees”), from any Liability with respect to any Released Seller Claim. Further, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Seller Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Seller Releasee based upon any Released Seller Claim. Seller understands and acknowledges that the release under this Section 9.14 with respect to the Released Seller Claims will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.
9.15    Certain Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings corresponding to the foregoing.
“Ancillary Documents” means the Company Ancillary Documents, the Seller Ancillary Documents and the Purchaser Ancillary Documents.
“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Entity applicable to such Person or any of its properties, assets, officers, directors, managers, employees, consultants or agents (in connection with such officer’s, director’s, manager’s employee’s, consultant’s or agent’s activities on behalf of such Person).
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Applicable Law.
“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, policy, arrangement, agreement, fund or commitment, or bonus, pension, supplemental pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, Code Section 125 cafeteria plan or any flexible benefit arrangement, other welfare fringe benefit or other employee compensation or benefit plan, program, policy, arrangement, agreement, fund or commitment, or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, whether written or unwritten and whether funded or unfunded, that is sponsored, maintained or contributed to, or obligated to be contributed to, by the Company or any of the Company’s Subsidiaries, or as to which the Company or any of the Company’s Subsidiaries has any other obligation or Liability, contingent or otherwise, for the benefit of any current or former employees or individual independent contractors (including their spouses, children, dependents, survivors and beneficiaries) of the Company or any of the Company’s Subsidiaries (or any spouses, dependents, survivors or beneficiaries of any such persons) at any time during the six-year period ending on the Closing Date.

“Books and Records” means minute books and books of account.
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Chicago, Illinois.
“Closing Cash Amount” means all unrestricted cash and cash equivalents of the Company and the Company’s Subsidiaries, as determined in accordance with GAAP, as adjusted for any restricted cash (e.g., deposits), and, to the extent not included in the calculation of the Net Working Capital Amount, bank overdrafts and outstanding checks and wires of the Company and the Company’s Subsidiaries as of the Effective Time which may be a positive or a negative number (without giving effect to the Contemplated Transactions).
“Closing Indebtedness” means the Indebtedness of the Company and the Company’s Subsidiaries as of the Effective Time and including any interest accruing with respect to such Indebtedness on the Closing Date (without giving effect to (i) the Contemplated Transactions, and (ii) any Indebtedness related to any financing obtained by or at the direction of Purchaser).
“COBRA” means the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state legal requirement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Ancillary Documents” means the certificates to be provided by the Company pursuant to Section 1.4(c).
“Company Data” means all data contained in any databases owned, purported to be owned, licensed to or under the control of the Company or any of the Company’s Subsidiaries (including any and all trade secrets, User Data, and listings and other content displayed or distributed on or through any Company Web Site or Company Software) used by, or necessary to the business of, the Company or any of the Company’s Subsidiaries.
“Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company or any of the Company’s Subsidiaries.
“Company’s Knowledge” means the actual knowledge solely of the following officers: Michael G. Abernathy, Colleen Pittman, Amber Schmidt, Kelly Till, Mark Quan and David Reno.
“Company Privacy Policy” means each external or internal privacy policy of the Company or any of the Company’s Subsidiaries, including any policy relating to (a) the privacy of users of any Company Web Site or Company Software, (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data, or (c) any employee information.
“Company Software” means Computer Software (including web sites, smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices) owned,

developed (or currently being developed), used, marketed, distributed, licensed, made available, or sold by the Company or any of the Company’s Subsidiaries (excluding any “off-the-shelf” third party Computer Software that is non-exclusively licensed to the Company or any of the Company’s Subsidiaries on generally available, standard commercial terms for an aggregate annual license fee or royalty of no more than $25,000, is not distributed by the Company or any of the Company’s Subsidiaries, is not incorporated into, any product or service of the Company or any of the Company’s Subsidiaries, and is not otherwise material to business of the Company or any of the Company’s Subsidiaries).
“Company Web Site” means any public or private web site owned, maintained, or operated at any time during the twelve (12) month period preceding the Closing by or on behalf of the Company or any of the Company’s Subsidiaries.
“Competing Business” means the publishing and distribution, whether on a paid circulation or free distribution basis, of (i) a newspaper primarily serving readers or users in, the Norfolk, Virginia or Virginia Beach, Virginia metropolitan statistical areas or (ii) any website or mobile application that serves as a primary electronic point of presence for any such newspaper.
“Contemplated Transactions” means the transactions contemplated by this Agreement, the Ancillary Documents and the other documents contemplated by or referred to in this Agreement.
“Continuing Arrangements” means this Agreement and the Ancillary Documents.
“Contracts” means all contracts, agreements, leases (including leases of real property), licenses, re-seller agreements, commitments, sales and purchase orders, and similar undertakings, in each case, whether written or oral, express or implied, and including all amendments from time to time thereof and all schedules, annexes and exhibits thereto.
“Covered Affiliate” means an entity that is an Affiliate of Seller, but only for so long as that entity remains an Affiliate of Seller (i.e., directly or indirectly controlled by or under common control with Seller).
“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, except that “Damages” shall not include any indirect, consequential, incidental, special or punitive damages or damages otherwise based on loss of revenue, income or profits (except, in each case, to the extent awarded by a court of competent jurisdiction, arbitrator or Governmental Entity to a third party in connection with a Third Party Claim).
“Deferred Revenue Obligations” means obligations of the Company and/or any of the Company’s Subsidiaries incurred in the Ordinary Course of Business with respect to prepaid revenues of the Company and/or any of the Company’s Subsidiaries that by their terms are to be satisfied following the Closing Date, determined and calculated on a consolidated basis in accordance with GAAP applied in a manner consistent with the preparation of the 2017 Balance Sheet.

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as such term is defined in ERISA Section 3(2).
“Environmental and Safety Requirements” means all federal, state and local statutes, rules, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning human health and safety, pollution, protection of the environment or natural resources, or hazardous substances or wastes, including CERCLA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company or any Subsidiary as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fiduciary” is defined in ERISA Section 3(21).
“Final Purchase Price” means an amount equal to (a) $34,000,000, minus (b) the Final Closing Indebtedness, minus (c) the Final Seller Transaction Costs, plus (d) the Final Net Working Capital Excess, if any, minus (e) the Final Net Working Capital Deficit, if any, plus (f) the Final Closing Cash Amount, if any.
“Fundamental Representations” means the representations and warranties of Seller in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability) and Section 2.4 (The Company Interests) and the representations and warranties of Seller and the Company relating to the Company and the Company’s Subsidiaries in Section 3.1 (Organization and Good Standing), Section 3.2 (Capitalization) (other than Section 3.2(e)), Section 3.3(b) (Subsidiaries of the Company), Section 3.4 (Authority and Enforceability) and Section 3.19 (Brokers).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.
“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, governmental commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Substance” means any substance, material or waste that is defined, classified or regulated under Environmental and Safety Requirements as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” or words of similar meaning or regulatory effect.

“Indebtedness” means, as to any Person, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money (including the current portion thereof) and any other indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument, in each case, including breakage costs, penalties, fees or redemption premiums; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services (including any earn-outs and other similar contingent payments), other than trade accounts payable arising, and accrued expenses incurred, in the Ordinary Course of Business; (c) indebtedness of others, if such indebtedness is secured by a Lien on the property of such Person, whether or not the indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit (drawn or undrawn) or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) obligations of such Person under leases relating to the personal property that have been recorded as capital leases in accordance with GAAP; (f) the aggregate net liability pursuant to any derivative instruments, including any obligations, or other similar derivative instruments (including, without limitation, any securitization or factoring programs or arrangements); (g) all obligations (including the current portion thereof) arising out of hedging and interest swap arrangements; (h) the aggregate net liability of any and all unpaid severance, termination or similar bonuses or payments (plus any associated payroll, employment or withholding Taxes or any similar Taxes required to be paid by the Company of the Company’s Subsidiaries with respect thereto) existing as of the Closing Date arising from any pre-Closing termination of employment, whether under the Severance Plan or otherwise that are payable to any current or former employee, consultant, independent contractor or manager of the Company or any of the Company’s Subsidiaries, which, for the avoidance of doubt, excludes any severance obligation arising from a post-Closing termination of employment, whether under the Severance Plan or the Stay Bonus Agreements and (i) indebtedness (as described in the foregoing clauses (a) through (h)) of others guaranteed by such Person.
“Indemnity Escrow Account” means the account in which the Indemnity Escrow Amount will be held pursuant to the Indemnity Escrow Agreement.
“Indemnity Escrow Agent” means U.S. Bank National Association, a national banking association.
“Indemnity Escrow Amount” means $3,400,000.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction or arising under any international treaty or convention, including: (a) patents, patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations, substitutes, and extensions thereof, any counterparts claiming priority therefrom (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, brand names, trade names, corporate names, certification marks, trade dress, logos, slogans, and other indications of source or origin and the goodwill associated with the foregoing (collectively, “Marks”); (c) domain names; (d) copyrights, works of authorship, whether copyrightable or not, copyrights in both published and unpublished works, compilations, database, data and design rights and mask works and all moral rights related to any of the foregoing (the “Copyrights”); (e) trade secrets; (f) rights of privacy and publicity and social media usernames and accounts; (g) Software and other Technology; (h) Morgue Files; and (i) applications for and registrations of any of the foregoing as well as all rights to sue and recover for any past, present or future infringement, misappropriation or other violation of any of the foregoing.
“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable (whether invoiced or not) by Seller or any of its Affiliates (other than the Company or any of the Company’s Subsidiaries) to the Company or any of the Company’s Subsidiaries.
“Intercompany Receivables” means all account, note or loan receivables and all advances (cash or otherwise) or any other extensions of credit that are receivable (whether invoiced or not) by Seller or any of its Affiliates (other than the Company or any of the Company’s Subsidiaries) from the Company or any of the Company’s Subsidiaries.
“Inventory” means all inventories of raw materials, work-in-progress and finished goods inventory.
“Liability” means any liabilities or obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses related thereto.
“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, restriction, easement or other encumbrance in respect of such property or asset.
“Losses” means Purchaser Losses and Seller Losses.
“Material Adverse Effect” means any effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a materially adverse change (a) to the financial condition or results of operations of the Company and the Company’s Subsidiaries, taken as a whole, or (b) on the ability of Seller or the Company to consummate the Contemplated Transactions and the other transactions contemplated by this Agreement, but does not include any of the following, either alone or in combination:
(i)any change in general business, economic, political, regulatory or social conditions (including, but not limited to, any change in the financial, banking, securities or automotive markets) in the localities, regions or countries where Seller the Company and the Company’s Subsidiaries operate their respective businesses, unless the impact of any such change disproportionately affects Seller, the Company and the Company’s Subsidiaries as compared to other participants in the industries in which the Company and the Company’s Subsidiaries operate their respective businesses;
(ii)any conditions generally affecting any industry in which the Company and the Company’s Subsidiaries operate; or
(iii)any change caused by the United States’ engaging in hostilities (whether or not in accordance with the declaration of a national emergency or war) or caused by the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, unless the impact of any such change disproportionately affects the Company and the Company’s Subsidiaries as compared to other participants in the industries in which the Company and the Company’s Subsidiaries operate their respective businesses.
“Morgue Files” means all tangible materials present as of the date of this Agreement in the Company’s or the Company’s Subsidiaries’ libraries of back issues of newspapers including all clippings, art, photographs (including, digital files and film, negatives and positives), historical facts and memorabilia, bound files of such back issues, electronic archives, and microfilm and microfiche reproductions of such back issues.
“Multiemployer Plan” means an employee pension benefit plan that is defined in ERISA Sections 3(37) or 4001(a)(3).
“Net Working Capital Amount” means, without duplication, as of the Effective Time (without giving effect to the Contemplated Transactions), (i) the amount of all current assets of the Company and the Company’s Subsidiaries minus (ii) the amount of all current liabilities of the Company and the Company’s Subsidiaries (which shall include the amount of all Deferred Revenue Obligations and accruals in respect of the items on Schedule 9.15X), in each case, determined and calculated on a consolidated basis in accordance with GAAP applied in a manner consistent with the preparation of the 2017 Balance Sheet and the illustrative calculation of Net Working Capital Amount set forth in Section 1.6(a) of the Seller Disclosure Schedule; provided, however, that the Net Working Capital Amount computation shall (a) be done after giving effect to the elimination of Intercompany Payables and Intercompany Receivables, (b) use the normal year-end accounting cut-off procedures of the Company and the Company’s Subsidiaries (regardless of when the Closing occurs during the year), (c) exclude as current assets (i) the Closing Cash Amount, and (ii) any Tax assets that are in respect of federal, state or local income Tax, (d) exclude as current liabilities (w) the Closing Indebtedness and any liabilities attributable to a “subsequent event” occurring after the Effective Time, (x) the Seller Transaction Costs (including the Stay Bonus Obligations), (y) any liabilities for severance pay or benefits under the Severance Plan, and (z) any Tax liabilities that are in respect of federal, state or local income Tax. In addition to the above, for purposes of calculating the Net Working Capital Amount, “current assets” and “current liabilities” shall include line items substantially the same as those included as “current assets” and “current liabilities” in the illustrative calculation of Closing Working Capital set forth in Schedule 1.6(a) attached hereto.
“Net Working Capital Deficit” means the amount by which the Net Working Capital Amount is less than the Net Working Capital Target.
“Net Working Capital Excess” means the amount by which the Net Working Capital Amount exceeds the Net Working Capital Target.
“Net Working Capital Target” means negative Two Million Dollars.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business in a manner consistent with past practice of such Person.
“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation or formation, articles of incorporation, by-laws, articles of organization, trust agreement (or declaration of trust, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents) of such entity (in each case, as amended through the date of this Agreement).
“Owned Intellectual Property” shall mean any Intellectual Property owned (or purported to be owned) by the Company or any of the Company’s Subsidiaries.
“Owned Software” shall mean any Software owned (or purported to be owned) by the Company or any of the Company’s Subsidiaries.
“Permitted Liens” means any of the following: (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, are being contested in good faith or which may hereafter be paid without penalty; provided, in each case, that adequate reserves have been made therefore in accordance with GAAP on the Financial Statements; (b) Permitted Encumbrances; and (c) other Liens listed in Section 9.15 of the Seller Disclosure Schedule which arise in the Ordinary Course of Business and do not materially and adversely interfere with the present use of the property or asset subject thereto or affected thereby or the value thereof.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, unincorporated organization, Governmental Entity or other entity of any kind or nature.
“Personal Data” means (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual; (ii) any information that enables a person to contact the individual (such as information contained in a cookie or an electronic device fingerprint); (iii) any information that uniquely identifies a device connected to the internet (to the extent the device may be used by the individual); (iv) any and all “personal data” as that term is defined in EU Directive 95/46/EC or, from May 25, 2018, in the General Data Protection Regulation (2016/679); and (v) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by an Applicable Law in relation to data protection or data privacy. Personal Data includes (A) personal identifiers such as first name or first initial and last name in combination with one or more of the following data elements: (1) address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number or passport number, health insurance information, (2) credit or debit card numbers, account numbers, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (B) a user name or email address, in combination with a password or security question and answer that would permit access to an online account; (C) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation; (D) User Data.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and that portion of any Straddle Period ending at the Effective Time.
“Previously Disclosed” with regard to Purchaser (a) means information set forth on the Purchaser Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which is reasonably apparent on its face that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and (b) includes information publicly disclosed by Parent in the forms filed by it with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on or after July 21, 2014, including amendments thereto filed prior to the date hereof, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” or any other disclaimers that are non-specific or statements that are predictive or forward-looking in nature, and any exhibits thereto and documents incorporated by reference therein).
“Prohibited Transaction” is defined in ERISA Section 406 and Code Section 4975.
“Purchaser Ancillary Documents” means the certificates and documents to be provided by Purchaser pursuant to Section 1.4(e).
“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller on the date hereof and attached hereto, corresponding to the Sections contained in Article IV and certain other Sections herein and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in such Sections.
“Purchaser Losses” means Damages of the Purchaser Indemnified Parties described in Section 8.2 and Section 8.3.
“Registered Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or any of the Company’s Subsidiaries that is subject to registrations, applications for registration, or other filings with or issuance by any Governmental Entity, and including all internet domain name registrations by or on behalf of the Company or any of the Company’s Subsidiaries.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Representatives” means, with respect to any Person, each of its directors, officers, partners, managers, members, advisors, attorneys, auditors, accountants, employees, agents or consultants.
“Retirement/Stay Bonus Letter” means the agreement between David Reno and Seller dated April 11, 2018.

“Schedules” means the Seller Disclosure Schedule and any other schedule to this Agreement.
“Seller Ancillary Documents” means the certificates and documents to be provided by Seller pursuant to Section 1.4(d).
“Seller Cap” means the Final Purchase Price actually paid to Seller.
“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller and the Company to Purchaser on the date hereof and attached hereto.
“Seller Losses” means Damages of the Seller Indemnified Parties described in Section 8.4.
“Seller Transaction Costs” means, without duplication, the sum of (a) any and all fees, costs and expenses of the Company and the Company’s Subsidiaries incurred prior to Closing in connection with this Agreement and the consummation of the Contemplated Transactions to financial advisors, accountants, counsel and other Representatives, except to the extent that (i) Seller causes such fees, costs and expenses to be paid at or before Closing, or (ii) the payee otherwise agrees in writing to look solely to Seller for the payment thereof, (b) the Stay Bonus Obligations and (c) any unpaid payment obligations of the Company or any of the Company’s Subsidiaries (other than the Stay Bonus Obligations) that become due as a result of the consummation of the Contemplated Transactions under any change in control, transaction bonus or similar agreement or arrangement (as in effect at Closing) with any employee, consultant, independent contractor or manager of the Company or any of the Company’s Subsidiaries, excluding any severance obligation arising from a post-Closing termination of employment, whether under the Severance Plan or otherwise, plus the employer’s portion of any employment or Social Security taxes applicable to any payment described in clause (c).
“Severance Plan” means the Severance Pay Plan, dated as of May 9, 2018, sponsored by the Company or the Company’s Subsidiaries, which provides for the payment of severance by the Company or the Company’s Subsidiaries to certain of its employees under certain circumstances.
“Software” means all (a) computer software, including programs and applications, software implementations of algorithms, models and methodologies, whether in object code or source code, (b) data, metadata, databases and compilations, whether machine readable or otherwise, (c) algorithms, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation therefor, including user manuals and other training documentation related to any of the foregoing, in each case, including all Copyrights therefor.
“Stay Bonus Agreements” means the Stay Bonus Agreements set forth in Section 3.15(a) of the Seller Disclosure Schedule.
“Stay Bonus Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Stay Bonus Escrow Amount” means Six Hundred Ninety-Nine Thousand Seven Hundred Twenty-Five Dollars ($699,725).
“Stay Bonus Obligations” means all obligations of the Company in respect of (a) any amounts that may be due and payable to any employee under each Stay Bonus Agreement (as in effect at Closing) as a “Special Payment” thereunder, plus (b) the employer’s portion of any applicable payroll, Social Security, Medicare and similar withholding taxes applicable to any payment described in clause (a).
“Subsidiary”, as it relates to any Person, means, with respect to such Person, any other Person of which the specified Person, either directly or through or together with any of the Company’s Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents.
“Tax” or “Taxes” means all federal, state, local, foreign or other taxes, assessments, charges, duties, tariffs, deficiencies, fees and levies of any kind whatsoever, or however denominated (whether disputed or not), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, escheat, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated taxes, and including any interest, penalty or addition thereto, in each case, imposed by a Taxing Authority.
“Tax Return” means any report, return (including any information return), statement, schedule, notice, form, declaration or other information (including any schedule or attachment thereto or amendment thereof) supplied or required to be supplied to a Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to Taxes, including any estimated returns and reports of every kind, with respect to Taxes.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the administrative agency (if any) responsible for the collection of such Tax for the Governmental Entity.
“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“User Data” means any Personal Data or other data or information collected by or on behalf of any of the Company’s Subsidiaries from users of any Company Web Site or any Company product or Company Software, including, without limitation, any data that is collected from a computer, mobile device or other equipment that is used to access to use any Company product or Company Software.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
The following is a list of the defined terms used in this Agreement and not otherwise defined in this Section 9.15:

Term
409A CIC Participants	6.1(l)
AAM	3.22
ACA	3.15(d)
Accounts Receivable	3.26
Acquired Company Benefit Plans	3.15(a)
Action	3.14
Aggregate Closing Cash Payment	1.6(a)
Agreement	Preamble
Allocation Statement	7.8(a)
Annual Financial Statements	3.6(a)
Assignment of Membership Interests	1.4(d)(ii)
Closing	1.3
Closing Adjustment Statement	1.6(b)(i)
Closing Date	1.3
Closing Date Balance Sheet	1.6(b)(i)
Company	Preamble
Company Benefit Plans	6.1(a)
Company Closing Documents	3.4
Company Employees	6.1(a)
Company FSA Participants	6.1(n)
Company Interests	Recitals
Company Licenses	3.13(a)(xvi)
Company’s Subsidiaries	Recitals
Consideration	7.8(a)
Continuing Plans	6.1(c)
Copyrights	9.15 in definition of Intellectual Property
Deferred Compensation Plans	6.1(l)
Dependent Care Reimbursement Plan	6.1(n)
Direct Claim	8.7
Effective Time	1.3
Estimated Closing Cash Amount	1.6(a)(v)
Estimated Closing Indebtedness	1.6(a)(iii)
Estimated Closing Statement	1.6(a)

Term
Estimated Net Working Capital Amount	1.6(a)(i)
Estimated Net Working Capital Deficit	1.6(a)(ii)
Estimated Net Working Capital Excess	1.6(a)(ii)
Estimated Seller Transaction Costs	1.6(a)(iv)
Environmental Authorizations	3.17(c)
Exchange Act Information	5.5
Extinguished Indebtedness	1.4(b)
Final Allocation	7.8(a)
Final Closing Cash Amount	1.6(b)(iii)
Final Closing Indebtedness	1.6(b)(iii)
Final Net Working Capital Amount	1.6(b)(iii)
Final Net Working Capital Deficit	1.6(b)(iii)
Final Net Working Capital Excess	1.6(b)(iii)
Final Seller Transaction Costs	1.6(b)(iii)
Financial Statements	3.6(a)
Flow of Funds	1.2(c)
Form 8-K Information	5.5
General Cap	8.9(b)
Health Care Reimbursement Plan	6.1(n)
Indemnified Party	8.5
Indemnifying Party	8.5
Indemnity Escrow Agreement	1.4(d)(iii)
Independent Accountant	1.6(b)(iii)
Interim Balance Sheet	3.6(a)
Interim Balance Sheet Date	3.6(a)
Interim Financial Statements	3.6(a)
IT Systems	3.11(f)
Landmark 401(k) Plan	6.1(i)
Landmark FSAs	6.1(n)
Landmark Health and Welfare Plans	6.1(j)
Landmark Pension Plan	6.1(g)
Landmark Workers’ Compensation Policy	6.1(k)
Leased Real Property	3.10(a)
Legal Dispute	9.6
License Period	5.7
Major Advertisers	3.25
Marks	9.15 in definition of Intellectual Property
Material Consents	1.4(c)(iv)
Material Contracts	3.13(b)
Material Customers	3.23
Material Suppliers	3.24
Notice of Objection	1.6(b)(iii)
Opt-Out Notification	3.21(f)
Owned Real Property	3.10(a)
Parent	5.5

Term
Parties	Preamble
Party	Preamble
Patents	9.15 in definition of Intellectual Property
Payoff Letters	1.4(c)(vi)
Permitted Encumbrances	3.10(b)(i)
PCI DSS	3.21(i)
Pre-Closing Tax Liabilities	7.9
Pre-Closing Taxes	7.9
Privacy Laws	3.21(i)
Policies	3.18
Proposed Closing Cash Amount	1.6(b)(i)
Proposed Closing Indebtedness	1.6(b)(i)
Proposed Net Working Capital Amount	1.6(b)(i)
Proposed Net Working Capital Deficit	1.6(b)(i)
Proposed Net Working Capital Excess	1.6(b)(i)
Proposed Seller Transaction Costs	1.6(b)(i)
Purchase Price	1.2(a)
Purchase Price Deficit	1.6(c)
Purchase Price Excess	1.6(d)
Purchaser	Preamble
Purchaser 401(k) Plan	6.1(i)
Purchaser Closing Documents	4.2
Purchaser FSAs	6.1(n)
Purchaser Indemnified Parties	8.2
Purchaser Indemnified Party	8.2
Purchaser-Prepared Tax Returns	7.1
Qualified Plan	3.15(g)
Real Property	3.10(a)
Real Property Leases	3.10(c)(i)
Required Financial Information	5.5
Released Encumbrances	1.4(c)(vi)
Released Seller Claims	9.14
Restricted Territory	5.4(a)
SEC	9.15 in definition of Previously Disclosed
Seller	Preamble
Seller Counsel	5.3(b)
Seller’s Closing Documents	2.2
Seller Indemnified Parties	8.4
Seller Indemnified Party	8.4
Seller Marks	5.7
Seller Releasee	9.14
Seller Releasees	9.14
Solvent	4.7
Stay Bonus Escrow Account	6.1(c)
Stay Bonus Escrow Agreement	1.4(d)(iv)

Term
Straddle Period	7.4
Subsidiary Securities	3.3(b)
Surveys	3.10(b)(v)
Tax Benefit	8.12
Tax Claim	7.6(a)
Tax Contest	7.6(a)
Tax Deferred Revenue	7.7(c)
Third Party Claim	8.6(a)
Third Party Licenses	3.13(a)(xvi)
Threshold	8.9(c)
Title Materials	3.10(b)(v)
Transactional Matters	5.3(b)
Transition Services Agreement	1.4(d)(vii)

Signatures on the Following Page

In Witness Whereof, the Parties have caused this Agreement to be duly executed as of the date first above written.
Purchaser:

Tribune Publishing Company, LLC

By: /s/ Justin C. Dearborn
Name: Justin C. Dearborn
Title: Chief Executive Officer

The Company:

Virginian-Pilot Media Companies, LLC

By: /s/ Guy R. Friddell, III
Name: Guy R. Friddell, III
Title: Vice President

Seller:

Landmark Media Enterprises, LLC

By: /s/ Guy R. Friddell, III
Name: Guy R. Friddell, III
Title: Executive Vice President

SIGNATURE PAGE
TO THE SECURITIES PURCHASE AGREEMENT